Exhibit 4.2

*Portions marked with asterisks have been omitted pursuant to a request for confidential treatment, and have been filed separately in connection with such request.

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CONFORMED COPY

Dated 9 March 2005

Reuters Limited

Blaxmill (Six) Limited

Reuters C LLC

Reuters America LLC

and

British Telecommunications plc

SHARE PURCHASE AGREEMENT

relating to the companies comprising the Radianz Group

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref Roger Barron/Nick Rumsby

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Share Purchase Agreement

This Agreement is made on 9 March 2005

between:

(1)	Reuters Limited a company incorporated in England whose registered office is at 85 Fleet Street, London EC4P 4AJ (the “Principal Seller”);

(2)	Blaxmill (Six) Limited a company incorporated in England whose registered office is at 85 Fleet Street, London EC4P 4AJ (“Blaxmill”);

(3)	Reuters C LLC a limited liability company incorporated in the state of Delaware, USA whose principal office is at The Reuters Building, 3 Times Square, New York, 10036, NY, USA (“Reuters C”);

(4)	Reuters America LLC a limited liability company incorporated in the state of Delaware, USA whose principal office is at The Reuters Building, 3 Times Square, New York, 10036, NY, USA (“Reuters America” and, together with the Principal Seller, Blaxmill and Reuters C, the “Sellers”); and

(5)	British Telecommunications plc a company incorporated in England whose registered office is at 81 Newgate Street, London, EC1A 7AJ (the “Purchaser”).

Whereas:

(A)	In 2000 certain members of the Equant Group and certain members of the Sellers’ Group established the Company to deliver extranet services to users in the financial services industry;

(B)	certain members of the Sellers’ Group entered into a number of contractual arrangements with the Company;

(C)	*;

(D)	the Principal Seller and the Equant Group have terminated or amended their existing contractual arrangements relating to their shareholdings in the Company and the Principal Seller has purchased the Equant Group’s entire interest in the Group;

(E)	the Sellers have agreed to sell (or to procure the sale of) the Shares (as defined below) and to assume the obligations imposed on them under this Agreement;

(F)	the Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement; and

(G)	the Principal Seller and the Purchaser have agreed to enter into a new Network Services Agreement (as defined below).

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

* text has been redacted for confidentiality

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1.1	Definitions

“2003 Accounts” means the audited consolidated accounts of the Group for the twelve month period ended on 31 December 2003;

“2004 Accounts” means the audited consolidated accounts of the Group for the twelve month period ended on 31 December 2004;

“2004 Unaudited Accounts” means the unaudited consolidated accounts of the Group for the twelve month period ended on 31 December 2004;

“Accounts Date” means 31 December 2003 in respect of the 2003 Accounts and 31 December 2004 in respect of the 2004 Accounts;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Principal Seller and the Purchaser and signed for identification by the Purchaser’s Lawyers and the Sellers’ Lawyers with such alterations as may be agreed in writing between the Principal Seller and the Purchaser from time to time;

“Amended Rules” has the meaning given in paragraph 1(i) of Schedule 16;

“BT Employees” means the persons named in part 2 of Schedule 14;

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in England;

“C Shares” means the 35,000,000 “C” Ordinary Shares of 0.0005 pence each in the capital of the Company;

“Cash Amount” means the aggregate of the line items (i) “Security Deposits” and (ii) “Cash/Short Term” as at the close of business on the Closing Statement Date as set out in the Cash, Debt and Working Capital Statement and calculated in accordance with Schedule 3;

“Cash Cancellation Proposal” means a proposal to cancel outstanding Options in consideration for a cash payment pursuant to the Amended Rules;

“Cash, Debt and Working Capital Statement” means the statement to be prepared by the Purchaser in accordance with Clause 8 and Schedule 3;

“Closing” means the completion of the sale and purchase of the Shares pursuant to Clauses 7.1, 7.2 and 7.3 of this Agreement;

“Closing Statement Date” means the Closing Date if it is the last day of the month and, if not, the last day of the month prior to the Closing Date, or such other day as is agreed between the Principal Seller and the Purchaser;

“Closing Date” means the date on which Closing takes place;

“Company” means Radianz Limited, details of which are set out in Schedule 1;

“Confidentiality Agreement” means the mutual non-disclosure agreement dated 25 April 2003 between the Principal Seller and the Purchaser pursuant to which the Principal Seller made available to the Purchaser certain confidential information relating to the Group;

“Consultancy Agreement” means an agreement other than a contract of employment with a Group Company, pursuant to which an individual provides services;

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“Consultant” means an individual providing services to a Group Company pursuant to a Consultancy Agreement on an annual fee (on the basis of a full time consultancy) in excess of £80,000 or local equivalent and for a term of not less than 3 months;

“Data Room” means the information and documentation made available to the Purchaser prior to the date of this Agreement in the Company’s data rooms at Fleet Place, Prescot Street and New York and in the Reuters data rooms at the offices of the Sellers’ Lawyers, a complete list of which is set out in the Data Room Index;

“Data Room Index” means the list of that name agreed between the Principal Seller and the Purchaser and attached to the Disclosure Letter;

“Debt Amount” means the aggregate amount of the line item “Finance Leases” and any other interest bearing debt of the Group as at the close of business on the Closing Statement Date (stated as a positive number) as set out in the Cash, Debt and Working Capital Statement and calculated in accordance with Schedule 3;

“Disclosure Letter” means the letter (including the appendices thereto) dated on the same date as this Agreement from the Principal Seller to the Purchaser disclosing:

(i) information constituting exceptions and qualifications to the Principal Seller’s Warranties; and

(ii) details of other matters referred to in this Agreement;

“Draft Cash, Debt and Working Capital Statement” has the meaning set out in Clause 8.1;

“Employee Body” means any European Works Council, works council, trade union or other employee representatives and “Employee Bodies” will be interpreted accordingly;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Equant Group” means Equant NV and its subsidiaries and subsidiary undertakings from time to time;

“Estimated Cash Amount” means US$51.583 million;

“Estimated Debt Amount” means US$3.339 million;

“Estimated Working Capital Amount” means US$(39.461 million);

“European Regulations” means any applicable legislation in any jurisdiction implementing the provisions of EC Directives nos. 77/187 and 2001/23 or any equivalent or replacement thereof;

“European Works Council” means a forum established for the purposes of information and consultation pursuant to the European Community’s Directive 94/45 dated 22 September 1994 or the European Community’s Directive 97/74 dated 13 December 1999 (and any amendments thereof) and any successor body of such forum;

“Former Employee” means any person who was employed by any Group Company but who is not so employed at the date of this Agreement;

“Group” means the Group Companies, taken as a whole;

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“Group Companies” means the Company and the Subsidiaries and “Group Company” means any one of them;

“Group Indebtedness” means indebtedness (other than amounts arising out of the ordinary course of trade) owed by the Group Companies to the Sellers’ Post-Closing Group;

“Intellectual Property” means patents, petty patents, utility models, trade marks, service marks, (including any trade, brand or business names), design rights (whether registered or unregistered), copyright, (including all copyright in computer software and any databases), semi-conductor topography rights, database rights, and all other similar intellectual proprietary rights as may exist anywhere in the world and including all extensions, and renewals thereof and all applications and rights to apply for any of the same;

“LIBOR” means the British Bankers’ Association Interest Settlement Rate for one month U.S. Dollar displayed on the appropriate page of the Reuters screen (or such other page as the parties may agree) at 11.00 a.m., London time, on the first day of the period to which any interest period relates (the “Relevant Date”). If such rate does not appear on the Reuters screen page on the Relevant Date, the rate for the Relevant Date will be deemed to be the rate on the last preceding date on which such rate did so appear;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Network Services Agreement” means the network services agreement entered into between the Principal Seller and the Purchaser on the date hereof;

“Novation Agreement” means the novation agreement between the Principal Seller, the Purchaser and Radianz Proton Limited in the Agreed Terms;

“Option” means an option granted over C Shares pursuant to the rules of the Plan;

“Ordinary Shares” means the 1,000 “A” ordinary shares of £1 each in the capital of the Company;

“Partner Services Agreement” means the partner services agreement dated 21 October 2004 between the Company and Equant Network Services International Limited (“ENSIL”) pursuant to which the Company agreed to purchase services from ENSIL;

“Pension Schemes” has the meaning set out in Schedule 11;

“Plan” means the Radianz 2000 Stock Option Plan as amended from time to time (other than pursuant to the terms of this Agreement);

“PMIC” means Pender Mutual Insurance Company and/or Pender Mutual Insurance Company Limited as the context requires;

“Preference Shares” means the 15,800 6.5 per cent. cumulative preference shares of US$1 each, being all of the issued preference shares in the capital of the US Company;

“Principal Seller’s Indemnities” means the indemnities given by the Principal Seller pursuant to Schedule 12 and under paragraph 8.1 and 8.2 of Schedule 7 (Pensions) and “Principal Seller’s Indemnity” means any one of them;

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“Previous NSA” means the network services agreement between the Principal Seller and the Company for the supply of telecommunications and data services dated 22 May 2000 (as amended) which is to be replaced by the Network Services Agreement;

“Previous RSAs” means the services agreement between the Principal Seller and the Company for the supply of services by the Principal Seller dated 22 May 2000 (as amended) and the services agreement dated 30 June 2000 between Radianz No.2 US Inc. and Reuters America Inc. (as amended);

“Principal Seller VAT Group” means the VAT group under VAT reference 397 000555 of which Reuters Limited is the representative member;

“Principal Seller’s Closing Warranties” means the warranties given by the Principal Seller immediately prior to but as at Closing pursuant to Clause 10 and Schedule 4 and “Principal Seller’s Closing Warranty” means any one of them;

“Principal Seller’s Warranties” means the warranties given by the Principal Seller pursuant to Clause 10 and Schedule 4 and “Principal Seller’s Warranty” means any one of them;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement;

“Properties” means the properties set out in Schedule 9 and “Property” means any one of them;

“Purchase Price” has the meaning set out in Clause 3.1;

“Purchaser’s Group” means BT Group plc and its subsidiary undertakings from time to time;

“Purchaser’s Lawyers” means Linklaters of One Silk Street, London, EC2Y 8HQ;

“Relevant Employees” means those employees who are immediately prior to Closing employed in the Group (other than any specifically excluded by agreement with the Purchaser);

“Relief” includes any relief, loss, allowance, exemption, set-off in respect of any Taxation, any deduction or credit in computing or against profits or Taxation and any right to repayment of Taxation;

“Retention Agreements” means the retention agreements listed in Schedule 15 and in the form of the copy of which has been initialled by the Purchaser’s Lawyers and the Sellers’ Lawyers for the purposes of identification and, for the avoidance of doubt, does not include any modification to any such agreements;

“Reuters Indebtedness” means indebtedness (other than amounts arising out of the ordinary course of trade and amounts to be novated to the Purchaser under the Novation Agreement) owed by the Sellers’ Post-Closing Group to the Group Companies;

“RFP” means a request for proposals issued by the Principal Seller to a number of candidates relating to the provision of certain network services to the Sellers’ Group;

“RLT Senior Employees” means any of those persons listed in Part 3 of Schedule 14;

“Sellers’ Group” means Reuters Group PLC and its subsidiary undertakings from time to time;

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“Sellers’ Lawyers” means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“Sellers’ Post-Closing Group” means the Sellers’ Group excluding the Group Companies;

“Senior Employee” means any of those persons listed in Part 1 of Schedule 14;

“Service Document” means a claim form, application notice, order or judgement or other document relating to any Proceedings;

“Shares” means the Ordinary Shares and the Preference Shares;

“Subsidiaries” means the subsidiaries listed in paragraph 2 of Schedule 1 together with any other subsidiaries of the Company and “Subsidiary” means any one of them;

“Target Working Capital Amount” means the Estimated Working Capital Amount plus US$19.640 million;

“Taxation” or “Tax” means all forms of taxation (whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value sales, telecoms, gross receipts, franchise, transfer, registration or other reference) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions (including without limitation social security contributions and any other payroll taxes), rates, surtaxes and levies, in each case whenever and wherever imposed including in the United Kingdom, the United States of America or elsewhere and including whether imposed by way of a withholding or deduction for or on account of tax or otherwise, and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges and interest relating thereto, provided (i) that the references to Taxation or Tax shall not extend to United Kingdom stamp duty or penalties or interest in respect of such stamp duty (but for the avoidance of doubt, references to Taxation or Tax do include stamp duty reserve tax and stamp duty land tax), and (ii) that the references to Taxation or Tax in Schedule 4 of this Agreement shall not include US Sales Tax;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Indemnity” means Schedule 13 of this Agreement;

“Transaction” includes any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation and any change in accounting reference date;

“UK Pension Schemes” means the Reuters Retirement Plan, the Reuters Pension Fund and the Equant Pension Scheme;

“US Company” means Radianz Americas Inc., details of which are set out in Schedule 1;

“US Plans” means the Radianz 401(K) Plan and the Radianz Executive Retirement Plan;

“US Sales Tax” means any sales tax, telecoms tax and other regulatory fees or surcharges incurred in the United States of America;

“US/UK Group Companies” means Radianz US Holdings Inc., Radianz Americas Inc., Radianz Connect Services Limited, Radianz US Inc., Radianz Limited, Radianz Global

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Network Operations Limited, Radianz Global Sales Limited, Radianz Proton Limited and Radianz Global Limited, and “US/UK Group Company” means any one of them;

“VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/388/EEC and, outside the European Union, any Taxation levied by reference to added value or sales; and

“Working Capital Amount” means the amount of the line item headed “Total Working Capital” less “Security Deposits” as set out in the Cash, Debt and Working Capital Statement and calculated in accordance with Schedule 3.

1.2	Modification etc. of Statutes

References to a statute or statutory provision:

	1.2.1	are references to that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement except to the extent that any amendment or modification made or coming into effect of any statute or provision after the date of this Agreement would increase or alter the liability of the Sellers under this Agreement; and

	1.2.2	include any subordinate legislation made from time to time under that statute or provision.

1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:

	1.4.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

	1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5	References to subsidiaries and holding companies

Except where expressly stated otherwise, the words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 1985.

1.6	Connected Persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988.

1.7	Accounts

Any reference to “Accounts” shall include the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are annexed to or included in or which form a part of the accounts of the company concerned.

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1.8	Schedules etc.

References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.9	Headings

Headings shall be ignored in interpreting this Agreement.

1.10	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

2	Agreement to Sell the Shares

	2.1.1	On and subject to the terms of this Agreement, each of the Sellers agrees to sell (or procure the sale of) those Shares set opposite its name in Schedule 10 with full title guarantee and together with all rights and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing), and the Purchaser agrees to purchase the Shares.

	2.1.2	The Sellers shall procure that on or prior to Closing any and all rights of pre- emption over the Shares are waived irrevocably by the persons entitled thereto.

3	Purchase Price

3.1	Amount

The consideration for the purchase of the Shares under this Agreement shall be an amount of US$203,604,000 in cash being:

	(iii)	US$175,000,000;

	(iv)	plus the Estimated Cash Amount of US$51,583,000;

	(v)	less the Estimated Debt Amount of US$3,339,000; and

	(vi)	less US$19,640,000 (the amount by which the Estimated Working Capital Amount is less than the Target Working Capital Amount),

(together, the “Purchase Price”).

3.2	Reduction of Purchase Price

If any payment is made by the Sellers to the Purchaser in respect of any claim for any breach of this Agreement or pursuant to an indemnity under this Agreement (or any agreement entered into under this Agreement) or pursuant to Clause 8 of this Agreement, the payment shall be made by way of adjustment of the Purchase Price paid by the Purchaser for the Shares under this Agreement and the Purchase Price shall be deemed to have been reduced by the amount of such payment.

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3.3	Repayment of Intra-Group Debt

	3.3.1	Pre-Closing obligation

Prior to Closing, the Principal Seller shall endeavour to procure that (i) all Reuters Indebtedness shall be paid by the relevant member of the Sellers’ Post-Closing Group to the relevant Group Company and (ii) that all Group Indebtedness shall be paid by such Group Companies to the relevant member of the Sellers’ Post-Closing Group.

	3.3.2	Set-Off

Amounts payable between a member of the Sellers’ Post-Closing Group and a Group Company referred to above shall be set-off against each other and only the net amount paid.

	3.3.3	Trade Balances

For the avoidance of doubt, all balances arising out of the ordinary course of trade (excluding intra-group indebtedness) between the Sellers’ Post-Closing Group and the Group Companies shall be included in the definition of Working Capital Amount and shall be settled in the ordinary course of business.

	3.3.4	Post-Closing Obligation in relation to Group Indebtedness

Without prejudice to Clause 3.3.1, in the event that any Group Indebtedness is not paid prior to Closing in accordance to Clause 3.3.1, the Purchaser shall procure that it is paid by such Group Companies to the relevant member of the Sellers’ Post-Closing Group as soon as practicable following Closing. If requested to do so by the Purchaser, the Principal Seller shall procure that the relevant member of the Sellers’ Post-Closing Group provides to the relevant Group Companies a release and waiver (in a form acceptable to the Purchaser and the Principal Seller, in each case acting reasonably) in respect of any Group Indebtedness paid by such Group Companies pursuant to this Clause 3.3.4.

	3.3.5	Post-Closing Obligation in relation to Reuters Indebtedness

Without prejudice to Clause 3.3.1, in the event that any Reuters Indebtedness is not paid prior to Closing in accordance to Clause 3.3.1, the Principal Seller shall procure that it is paid by the relevant member of the Sellers’ Post-Closing Group to the relevant Group Companies as soon as practicable following Closing. If requested to do so by the Principal Seller, the Purchaser shall procure that the relevant Group Companies provide to the relevant member of the Sellers’ Post- Closing Group a release and waiver (in a form acceptable to the Purchaser and the Principal Seller, in each case acting reasonably) in respect of any Reuters Indebtedness paid by such member of the Sellers’ Post-Closing Group pursuant to this Clause 3.3.5.

3.4	Attribution of Purchase Price

Of the Purchase Price, US$36,000,000 shall be attributable to the Preference Shares and the remainder to the Ordinary Shares. The proportion of the total consideration attributed to the Preference Shares to which each Seller is entitled in respect of the Preference Shares shall be that which the number of Preference Shares set opposite its name in Schedule 10 (if any) bears to the total number of Preference Shares, and the proportion of

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the total consideration attributed to the Ordinary Shares to which each Seller is entitled in respect of the Ordinary Shares shall be that which the number of Ordinary Shares set opposite its name in Schedule 10 (if any) bears to the total number of Ordinary Shares.

4	Conditions

4.1	Conditions Precedent

The agreement to sell and purchase the Shares contained in Clause 2 is subject to satisfaction of the following conditions, or their satisfaction subject only to Closing:

	4.1.1	the Network Services Agreement becoming unconditional subject only to any condition relating to this Agreement becoming unconditional and not having been terminated prior to Closing;

	4.1.2	the delivery by the Principal Seller to the Purchaser of the 2004 Accounts;

	4.1.3	to the extent that the purchase of the Group either constitutes (or is deemed to constitute under Article 4(5)) a concentration falling within the scope of EC Regulation 139/2004 (the “Merger Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Merger Regulation:

(i) the European Commission taking a decision (or being deemed to have taken a decision under Article 10(6) of the Merger Regulation) under Article 6(1)(b) declaring the proposed purchase of the Group by the Purchaser compatible with the common market; or

(ii) the European Commission taking a decision to refer the whole or part of the proposed purchase of the Group to the competent authorities of one or more Member States under Articles 4(4) or 9(3) of the Merger Regulation; and

(a) each such authority taking a decision with equivalent effect to Clause 4.1.3(i) with respect to those parts of the proposed purchase referred to it; and

(b) the European Commission taking any of the decisions under Clause 4.1.3(i) with respect to any part of the proposed purchase retained by it;

	4.1.4	any applicable waiting periods, together with any extensions thereof, under the Hart Scott Rodino Anti-Trust Improvements Act of 1976 (as amended) of the United States of America shall have expired or been terminated; and

	4.1.5	the Previous NSA and the Previous RSAs each having been terminated by agreement between the parties thereto with effect from the Closing Date and all liabilities thereunder, present and future having been extinguished other than on- going trading balances incurred in the ordinary course of business.

4.2	Responsibility for Satisfaction

	4.2.1	The Principal Seller shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.1, 4.1.2 and 4.1.5 and the Purchaser shall use all reasonable endeavours to ensure the satisfaction of the conditions set out

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in Clauses 4.1.1, 4.1.3 and 4.1.4 in each case as soon as possible, and each of the Principal Seller and the Purchaser shall co-operate with each other in that respect, provided that this shall not give rise to an obligation on the part of either party to assume expenditure to achieve the same which is materially disproportionate in the context of the transactions contemplated by this Agreement and the Network Services Agreement or require either party to take any action or to accept any conditions to any regulatory clearance or restrictions on any person’s freedom to conduct business which would be likely to have a materially detrimental effect on that party, that party’s group (taken as a whole), the Company, the Group (taken as a whole) or the commercial rationale of the transaction. In particular, the Purchaser shall procure the filing of the notifications necessary to obtain the merger clearances required by clauses 4.1.3 and 4.1.4 as soon as practicable after the date of this Agreement.

4.2.2	Subject to Clause 4.2.3, each of the Purchaser and the Principal Seller undertakes to keep the other informed as to progress towards satisfaction of the conditions set out in Clause 4.1 and in particular the Purchaser undertakes to:

	(i)	notify the Principal Seller and provide copies of any communications from any governmental or regulatory body or other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Principal Seller;

	(ii)	where reasonably requested by the Principal Seller, provide the Principal Seller (or advisers nominated by the Principal Seller) with draft copies of all submissions and communications to governmental or regulatory bodies or other persons in relation to obtaining any consent, approval or action at such time as will allow the Principal Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Principal Seller (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent; and

	(iii)	where reasonably requested by the Principal Seller and where permitted by the governmental or regulatory body or other person concerned, allow persons nominated by the Principal Seller to attend all meetings with governmental or regulatory bodies or other persons and, where appropriate, to make oral submissions at such meetings.

4.2.3	The Purchaser:

	(i)	may delete from the copies of communications provided to the Principal Seller in accordance with Clause 4.2.2 references if, and only to the extent that, they relate to;

	(ii)	shall not be obliged to consult with the Principal Seller in respect of matters which relate to; and

	(iii)	may exclude the Principal Seller from meetings and conferences if, and only to the extent that, such discussions relate to,

commercially sensitive, confidential or proprietary information relating to the Purchaser’s Group or any commercially sensitive, confidential or proprietary information not relating solely to the transactions contemplated by this Agreement

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or the Network Services Agreement except as disclosed under the terms of the Confidentiality Agreement prior to the date of this Agreement.

	4.2.4	Without prejudice to Clauses 4.2.1, 4.2.2 and 4.2.3, the Principal Seller and the Purchaser agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Principal Seller and the Purchaser in consultation with each other and the Principal Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

	4.2.5	Without prejudice to Clauses 4.2.1, 4.2.2, 4.2.3 and 4.2.4, the Principal Seller shall provide reasonable assistance to the Purchaser at the Purchaser’s expense in connection with any antitrust filings required in any jurisdiction other than in the European Union or the United States of America.

4.3	Non-Satisfaction/Waiver

	4.3.1	The Purchaser shall give notice to the Principal Seller of the satisfaction of each relevant conditions in Clauses 4.1.3 and 4.1.4 within two Business Days of becoming aware of the same.

	4.3.2	Each of the Principal Seller and the Purchaser undertakes to notify the other as soon as practicable if at any time they become aware of anything which will or may prevent any of the conditions in Clause 4.1 from being satisfied.

	4.3.3	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1 by notice in writing to the Principal Seller.

	4.3.4	If the conditions in Clause 4.1 are not satisfied or waived by the Purchaser on or before 31st October 2005 (or such later date as may be agreed by the Principal Seller and the Purchaser) save as expressly provided, this Agreement (other than Clauses 1, 14.2 and 15.2 to 15.17) shall lapse and neither the Principal Seller nor the Purchaser shall have any claim against the other under it, save for any claim arising from breach of any obligation contained in Clause 4.2.

5	Pre-Closing

5.1	The Principal Seller’s Obligations in Relation to the Conduct of Business

The Principal Seller undertakes to use reasonable endeavours to procure that, save as otherwise contemplated or permitted by this Agreement and/or the Network Services Agreement or as agreed with the representatives of the Purchaser appointed in Clause 5.2 (such agreement not to be unreasonably withheld or delayed), between the date of this Agreement and Closing each Group Company:

	5.1.1	shall carry on its business as a going concern in the ordinary and usual course as carried on immediately prior to the date of this Agreement;

	5.1.2	shall or shall procure that the relevant members of the Group shall (except where otherwise contemplated by this Agreement) maintain all existing insurance policies of the Group and shall seek recovery from all such policies in accordance with the prior practice and requirements of the relevant policy;

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5.1.3	without prejudice to the generality of Clause 5.1.1, save for intra-Group transactions in the ordinary course and prudent steps to maintain or preserve the business of the relevant Group Company, shall not:

	(i)	enter into any agreement or incur any commitment involving any capital expenditure in excess of US$600,000 per item and US$1,500,000 in aggregate, in each case exclusive of any amounts in respect of VAT;

	(ii)	enter into or amend any agreement or incur any commitment which is not capable of being terminated without compensation at any time with three months’ notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of US$600,000, exclusive of any amounts in respect of VAT;

	(iii)	acquire or dispose of, or agree to acquire or dispose of, any material asset or material stock, or enter into or amend any agreement or incur any commitment to do so, in each case involving consideration, expenditure or liabilities in excess of US$600,000, exclusive of any amounts in respect of VAT;

	(iv)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

	(v)	incur any additional borrowings or incur any other indebtedness other than by bank overdraft or similar facility in the ordinary course of business;

	(vi)	create any share capital or loan capital of any Group Company or allot or issue any share capital or loan capital of any Group Company or any option to subscribe for or purchase the same other than within the Group;

	(vii)	repay, redeem or repurchase any share capital or loan capital of any Group Company;

	(viii)	declare, make or pay any dividend or other distribution to shareholders;

	(ix)	take steps to procure payments by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period extended to any particular debtor in which to make payments, provided that, without prejudice to the generality of the foregoing, this sub- Clause (ix) shall not apply to payments of less than US$100,000 by any debtor;

	(x)	delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

	(xi)	amend, to any extent which is material and adverse, any of the terms on which goods, facilities or services that are material to the business of any Group Company are supplied;

	(xii)	amend any of the terms of its contracts and/or trading arrangements with any member of the Sellers’ Post-Closing Group and/or the Equant Group;

	(xiii)	in relation to any Property:

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	(a)	in relation to any matter which is material to a Property, apply for any planning permission or implement any planning permission already obtained but not implemented;

	(b)	carry out any material structural alteration or addition to, or materially effect any change of use of, such Property;

	(c)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Group Company;

	(d)	agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of the relevant Group Company;

	(e)	enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Group Company;

	(f)	sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants affecting any Property or agree to do any of the foregoing;

(xiv)	save as required by law or pursuant to existing arrangements which were disclosed to the Purchaser on or prior to the date of this Agreement:

	(a)	make any amendment to the terms and conditions of employment (including, without limitation, remuneration, bonuses, notice periods, termination rights, pension entitlements and other benefits) of any Senior Employee;

	(b)	provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants;

	(c)	dismiss any Senior Employee; or

	(d)	engage or appoint any additional employee on an annual basic salary (on the basis of full-time employment and excluding profit-related bonuses) in excess of £80,000 or local equivalent;

(xv)	discontinue or amend the Pension Schemes to any material extent or commence to wind them up or terminate them or cause them to cease to admit new members other than in relation to the Reuters Japan Retirement Pension Plan, subject to the fact that UK Employees will cease to be active members in the Principal Seller’s UK DB Schemes on the Principal Seller’s UK DB Scheme Leaving Date and save to the extent Schedule 7 (Principal Seller’s Pension Schemes) envisages special terms to apply to them

(xvi)	communicate to any Relevant Employee any material plan, proposal or intention to discontinue, amend, wind up, terminate or exercise any discretion in relation to the Pension Schemes or to introduce any new pension arrangements other than in relation to the Reuters Japan Retirement Pension Plan, subject to the fact that UK Employees will cease to be active members in the Principal Seller’s UK DB Schemes on the Principal Seller’s UK DB Scheme Leaving Date and save to the extent

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Schedule 7 (Principal Seller’s Pension Schemes) envisages special terms to apply to them;

		(xvii)	pay any benefits under the Pension Schemes otherwise than in accordance with the terms of the documents governing the Pension Schemes and not under any discretionary power other than in relation to the Reuters Japan Retirement Pension Plan, subject to the fact that UK Employees will cease to be active members in the Principal Seller’s UK DB Schemes on the Principal Seller’s UK DB Scheme Leaving Date and save to the extent Schedule 7 (Principal Seller’s Pension Schemes) envisages special terms to apply to them;

		(xviii)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case except in the ordinary course of business;

		(xix)	settle an insurance claim in respect of, or commence any litigation involving, an amount in excess of $600,000 or local equivalent; or

		(xx)	make any change to its accounting practices or policies or amend its memorandum or articles of association.

5.2	BT Representatives

The Purchaser irrevocably appoints Neil Rogers and Andy Green as its representatives for the purposes of Clauses 5.1 and 5.3 and confirms that it has instructed Neil Rogers and Andy Green to deal expeditiously with any agreement sought in relation to Clauses 5.1 and 5.3 and that the agreement of either Neil Rogers or Andy Green shall be binding on the Purchaser for the purposes of Clauses 5.1 and 5.3.

5.3	Other Principal Seller’s Obligations Prior to Closing

	5.3.1	Without prejudice to the generality of Clause 5.1.1, and subject to any applicable competition laws, prior to Closing the Principal Seller shall procure that:

		(i)	the 2004 Accounts are prepared as soon as practicable;

		(ii)	the Group Companies shall collaborate with the Purchaser in relation to all material matters concerning the running of the Group;

		(iii)	such representatives as the Purchaser reasonably requests may be designated to work with the Principal Seller and the Group Companies with regard to the management and operations of the Group Companies. Subject to such representatives being reasonably available, the Principal Seller shall consult, and shall cause the Group Companies to consult, with such representatives with respect to any action which is considered reasonably likely to materially affect the business of any Group Company. The Principal Seller shall provide, and shall cause the Group Companies to provide, to such representatives such information as is available to the Group without unreasonable effort or cost as such representatives may reasonably request for this purpose; and

		(iv)	the Group Companies shall allow the Purchaser and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of, or relating in whole or in part to, the Group.

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	5.3.2	If Closing has not occurred by 21 April 2005, the Principal Seller shall use its reasonable endeavours to procure that the master agreement dated 12 December 2003 between Radianz Global Limited and Thomson Financial Limited (as amended) is not terminated provided, however, that nothing in this Clause 5.3.2 shall require any member of the Sellers’ Group to incur any expenditure to achieve the same.

6	Estimated Cash, Debt and Working Capital

The Purchaser and the Principal Seller have agreed the Estimated Cash Amount, the Estimated Debt Amount and the Estimated Working Capital Amount which has been derived from the unaudited management accounts forecast relating to the Group drawn up to 30 April 2005 and set out in Part 2 of Schedule 3.

7	Closing

7.1	Date and Place

Subject to Clause 4, Closing shall take place at 12 noon at the offices of the Sellers’ Lawyers on the fifth Business Day following fulfilment or waiver of the conditions set out in Clause 4.1, whichever is the later or at such other location, time or date as may be agreed between the Purchaser and the Principal Seller.

7.2	Closing Events

On Closing, the Principal Seller and the Purchaser shall comply with their respective obligations specified in Schedule 2.

7.3	Payment of the Purchase Price on Closing

Against compliance with Clause 7.2, on Closing, the Purchaser shall pay to the Principal Seller the Purchase Price in cash.

7.4	Breach of Closing Obligations

If the Principal Seller or the Purchaser fails to comply with any material obligation in Clauses 7.2 and 7.3 and Schedule 2, the Purchaser, in the case of non-compliance by the Principal Seller, or the Principal Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other:

	7.4.1	to effect Closing so far as practicable having regard to the defaults which have occurred; or

	7.4.2	to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 2 shall apply to Closing as so deferred but provided such deferral may only occur once and, if Closing is deferred and has not taken place on such new date for Closing, to terminate this Agreement (other than Clauses 1, 14.2 and 15.2 to 15.17) without liability on its part but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

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7.5	Good Discharge

Any consideration hereunder received by the Principal Seller in respect of the Shares shall be received by the Principal Seller on behalf of the actual shareholder to which it relates and shall be a good discharge of the Purchaser’s obligation to pay the consideration due in respect of the Shares and the Purchaser shall have no obligation to enquire into the application thereof.

8	Post-Closing Adjustments

8.1	Draft Cash, Debt and Working Capital Statement

The Purchaser shall procure that as soon as practicable following Closing there shall be drawn up and delivered to the Principal Seller a draft of the Cash, Debt and Working Capital Statement (the “Draft Cash, Debt and Working Capital Statement”) in accordance with Schedule 3.

8.2	Determination of Cash, Debt and Working Capital Statement

	8.2.1	The Draft Cash, Debt and Working Capital Statement as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 3:

		(i)	shall constitute the Cash, Debt and Working Capital Statement for the purposes of this Agreement; and

		(ii)	shall be final and binding on the Sellers and the Purchaser.

	8.2.2	Following agreement or determination of the Cash, Debt and Working Capital Statement, the sum of:

		(i)	US$175,000,000;

		(ii)	plus the Cash Amount;

		(iii)	less the Debt Amount; and

		(iv)	(a) if the Working Capital Amount is less than the Target Working Capital Amount, less an amount equal to such shortfall or (b) if the Working Capital Amount exceeds the Target Working Capital Amount, plus an amount equal to such excess,

(in aggregate the “Final Amount”) shall be calculated.

	8.2.3	The Cash Amount, the Debt Amount and the Working Capital Amount shall be derived from the Cash, Debt and Working Capital Statement.

8.3	Adjustment to the Purchase Price and balancing payments

	8.3.1	Cash, Debt and Working Capital Statement

		(i)	If the Final Amount is less than the Purchase Price, the Sellers shall repay to the Purchaser an amount equal to the difference as a reduction in the Purchase Price.

		(ii)	If the Final Amount is greater than the Purchase Price, the Purchaser shall pay to the Sellers an additional amount equal to the difference as an increase in the Purchase Price.

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(iii) Any payment pursuant to this Clause 8.3 shall be made on or before 10 Business Days after the date on which the process described in paragraph 3 of Part I of Schedule 3 for the preparation of the Cash, Debt and Working Capital Statement is complete.

(iv) The maximum amount payable pursuant to this Clause 8.3.1 shall be *.

	8.3.2	Interest

Any payment to be made in accordance with this Clause 8 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum equal to LIBOR. Such interest shall accrue from day to day.

9	Pensions

The provisions of Schedule 7 shall apply in respect of the Pension Schemes.

10	Warranties

10.1	The Principal Seller’s Warranties

	10.1.1	Subject to Clause 10.2 and Schedule 6, the Principal Seller warrants to the Purchaser in terms of the statements set out in Schedule 4 as of the date of this Agreement (other than the Principal Seller’s Warranties relating to the 2004 Accounts which shall be deemed to be warranted as at the date of delivery of the 2004 Accounts to the Purchaser) and immediately prior to but as at Closing.

	10.1.2	Each of the Principal Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 4 or by anything in this Agreement save for Clause 10.2 and Schedule 6 and as otherwise expressly stated.

	10.1.3	Any Principal Seller’s Warranty qualified by the expressions “to the best of the Principal Seller’s knowledge, information and belief”, “so far as the Principal Seller is aware” or any similar expressions shall, unless otherwise stated, be deemed to refer to the actual knowledge as at the date on which the Principal Seller’s Warranty is given or deemed to be given of any of the Sellers other than the Principal Seller, and the actual knowledge of the Principal Seller on that date resulting only from the Principal Seller having made reasonable enquiries of Mike Sayers, David Grigson, Howard Edelstein, Philip Emery, Michael Harris, Don Brook, Ed Banks, Brennan Carley, Chris Church, Kirsten English, Rick Snape and Rachel Flam on that date.

10.2	Principal Seller’s Disclosures

The Principal Seller’s Warranties are subject to the matters which are fairly disclosed in this Agreement, the Network Services Agreement or the Disclosure Letter.

10.3	Notification

	10.3.1	If after the signing of this Agreement and before Closing:

* text has been redacted for confidentiality

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(i) the Principal Seller shall become aware that any of the Principal Seller’s Warranties was untrue, inaccurate or misleading in any material respect as of the signing of this Agreement; or

(ii) any event shall occur or matter shall arise of which the Principal Seller becomes aware which results or may result in any of the Principal Seller’s Warranties being untrue, inaccurate or misleading in any material respect at Closing, the Principal Seller shall immediately notify the Purchaser in writing as soon as practicable and in any event prior to Closing setting out in reasonable detail the available relevant information and the Principal Seller shall make such investigation concerning the event or matter and take such action or procure the taking of such action as the Purchaser may reasonably require.

	10.3.2	Any notification pursuant to Clause 10.3.1 shall not operate as a disclosure pursuant to Clause 10.2 of this Agreement and the Principal Seller’s Warranties shall not be subject to such notification.

10.4	Breach of Warranties

	10.4.1	The Purchaser shall be entitled to terminate this Agreement (other than Clauses 1, 14.2 and 15.2 to 15.17) prior to Closing taking place (but not after Closing) by notice in writing to the Principal Seller if there is one or more material breach(es) of the Principal Seller’s Warranties (whether as made at the date of this Agreement or as at Closing) which breach or breaches, taking into account the effect of Schedule 6, gives or will give rise to, or is or are reasonably likely to give rise to, a liability in respect of such breach(es) exceeding *.

	10.4.2	If the Purchaser becomes aware prior to Closing of any circumstances constituting a breach of the Principal Seller’s Warranties (whether by virtue of the operation of Clause 10.3 or otherwise), it shall prior to exercising any rights under this Agreement allow the Principal Seller a reasonable opportunity, having regard to the nature of the breach and the date of Closing (if known), to remedy such breach prior to Closing.

	10.4.3	If the Purchaser becomes entitled to terminate this Agreement under Clause 10.4.1, but elects not to do so, then, subject to Schedule 6, the Purchaser shall remain entitled to pursue its claim for breach of the Principal Seller’s Warranties.

10.5	Termination

No party shall have the right to terminate this Agreement for any reason other than in the circumstances set out in Clauses 7.4.2 or 10.4.

10.6	The Principal Seller’s Waiver of Rights against the Group

Save in the case of fraud or dishonesty, the Principal Seller undertakes to the Purchaser for itself and as trustee for the Group Companies and their respective directors, officers and agents and the Relevant Employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the

* text has been redacted for confidentiality

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Principal Seller in the giving of any Principal Seller’s Warranty or the preparation of the Disclosure Letter.

10.7	Effect of Closing

The Principal Seller’s Warranties, the Purchaser’s warranties referred to in Clause 10.8 and all other provisions of this Agreement shall not be extinguished or affected by Closing or by any other event or matter, except by a specific and duly authorised written waiver or release by the party to this Agreement who benefits under the relevant provision or to the extent that such provisions are satisfied by Closing.

10.8	The Purchaser’s Warranties

The Purchaser warrants to each of the Sellers in terms of the statements set out in Schedule 5 as of the date of this Agreement.

11	Limitation of Sellers’ Liability and Claims Procedure.

The provisions of Schedule 6 shall apply to this Agreement.

12	Indemnities, Insurance and the Cash Cancellation Proposal

12.1	Indemnities

The provisions of Schedule 12 shall apply to this Agreement.

12.2	Insurance

	12.2.1	The Principal Seller shall before Closing procure that the existing Directors’ and Officer’s liability insurance policy under which Group Companies and their directors and officers enjoy cover is extended for a run-off period of six years from Closing. The cost of such extension shall be met by the Company prior to Closing.

	12.2.2	The Purchaser shall, and shall procure that the relevant Group Companies entitled thereto shall, use reasonable endeavours to recover from PMIC any amounts pre-paid as at Closing by the Group (or on its behalf) in respect of insurance. To the extent that any amount is recovered in respect of such pre-payment, the Purchaser shall pay an equivalent amount to the Principal Seller by way of additional consideration for the Shares.

12.3	Cash Cancellation Proposal

The provisions of Schedule 16 shall apply to this Agreement.

13	Restrictions on the Sellers and other post-Closing obligations

13.1	Restrictions

The Principal Seller undertakes with the Purchaser for itself and as trustee for the Group Companies that:

	13.1.1	no member of the Sellers’ Post-Closing Group which is a wholly-owned subsidiary of Reuters Group PLC, and no directors of any such member of the Sellers’ Post- Closing Group; and

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	13.1.2	it will procure, to the extent to which it is able to do so by the exercise of its voting rights only, that no member of the Sellers’ Post-Closing Group which is a subsidiary, but not a wholly-owned subsidiary, of Reuters Group PLC, and no directors of any such member of the Sellers’ Post-Closing Group, will in any Relevant Capacity during the Restricted Period,

	13.1.3	subject to Clause 13.2, directly or indirectly carry on any Competitive Business;

	13.1.4	for the purposes of a Competitive Business and in competition with the business of any Group Company as now carried on, canvass or solicit the custom of any person, firm or company who has within two years prior to Closing been a regular customer of any Group Company in relation to the business of the Group Company;

	13.1.5	induce or seek to induce any present Restricted Employee to become employed whether as employee, consultant or otherwise by any member of the Sellers’ Post- Closing Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service. The placing of an advertisement available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 13 provided that no member of the Sellers’ Group encourages or advises such agency to approach any Restricted Employee;

	13.1.6	make public announcements or issue statements promoting any Competitive Business;

	13.1.7	enter into any joint marketing arrangement with any person to promote such person’s Competitive Business; or

	13.1.8	fund or participate in the development of products or services of a Competitive Business.

13.2	Exceptions

The restriction in Clause 13.1 (other than Clause 13.1.5), shall not prevent any member of the Sellers’ Post-Closing Group, or any directors of any member of the Sellers’ Post- Closing Group in his Relevant Capacity from:

	13.2.1	carrying on or being interested in any activities of a type which the Seller’s Post- Closing Group or any of its members is currently carrying on or in which it is currently engaged, concerned or interested or anything substantially similar to such activities;

	13.2.2	continuing any client or customer relationship existing on the date of this Agreement (other than developing such relationship to include a Competitive Business);

	13.2.3	acquiring and thereafter managing and operating any business, firm, company or group of companies if the Competitive Business is incidental to the activities of such business, firm, company or group of companies at the time of the acquisition and provided that the Competitive Business acquired is not thereafter substantially developed or extended in its scope (in the event of any disposal of such Competitive Business is subsequently proposed by a member of the Sellers’ Post- Closing Group, it is the current intention of the Principal Seller that it would

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approach the Purchaser with respect to such disposal, provided that any failure to do so shall not entitle the Purchaser to any remedy under this Agreement);

	13.2.4	holding an equity interest in any body corporate (whether listed or unlisted) which confer not more than twenty per cent. of the votes which could normally be cast at a general meeting of, or the right to elect or appoint a majority of the board of directors of, such body corporate;

	13.2.5	obtaining products or services from any third party unless it is prohibited from doing so under the Network Services Agreement or in circumstances where it has a right to terminate the Network Services Agreement or where the Purchaser cannot or will not supply services to the Principal Seller under and in accordance with the terms of the Network Services Agreement;

	13.2.6	acting in accordance with any contract, agreement or other arrangement entered into from time to time between it or it and any other member of the Sellers’ Post- Closing Group, on the one hand, and any member of the Group or the Purchaser’s Group on the other;

	13.2.7	continuing to hold an interest in Savvis Communications Corporation, continuing its existing commercial relationships or acting in accordance with any contract, agreement or other arrangement entered into with Savvis Communications Corporation and/or members of its group in the ordinary course of business;

	13.2.8	conducting its media, editorial and news agency business in the ordinary course, whether or not such business refers to or makes comments relating to a Competitive Business; or

	13.2.9	making announcements or statements relating to agreements entered into with network service providers or the network services the Seller’s Post-Closing Group is receiving from such network service providers.

13.3	Reuters post-Closing obligations

	13.3.1	As soon as is reasonably possible after Closing or (to the extent that the Principal Seller is not aware of such ownership as at Closing) reasonably promptly on becoming aware of the same, the Principal Seller shall procure the transfer, or (in the case of such domain names registered in the name of an employee of any member of the Sellers’ Post-Closing Group) use all reasonable endeavours to co- operate with the Purchaser with a view to procuring the transfer to the Purchaser (or such other person as the Purchaser may direct) of any internet domain names registered in the name of any member of the Sellers’ Post-Closing Group or any employee of any member of the Sellers’ Post-Closing Group that include (i) the name "Radianz"; (ii) any other registered trade mark owned by the Purchaser or any Group Company; or (iii) any unregistered trade mark that is listed in Part 2 of Schedule 8, save that the Principal Seller shall not be required to transfer any domain name under this Clause 13.3.1 that contains a word identical or confusingly similar to a trade mark owned by the Sellers’ Post-Closing Group.

	13.3.2	The Principal Seller shall, to the extent possible (and having regard to customers’ wishes), refer to the Company and/or the Purchaser any requests or enquiries it receives from third parties relating to the part of the business of the Group which provides managed internet protocol extranet services on a shared infrastructure

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platform to users in the financial services sector for communication with their customers, suppliers and/or their extended communities of interest.

	13.3.3	In this Clause 13.3.3, terms that are not defined in this Agreement shall have the meaning given to them in the Network Services Agreement. The Principal Seller agrees to promote the benefits of meshing (both between Reuters Products, and Reuters Products and third party customer products) to both its Personnel and its Customers, including taking the following steps: The Principal Seller agrees to maintain policies within the Sellers’ Post-Closing Group that support the principles of meshing to both its Personnel and its Customers (including, but not limited to, promoting and supporting publicly in the relevant markets, and to the Principal Seller’s existing and potential Customers). In the event that the Purchaser or the Principal Seller finds members of the Sellers’ Post-Closing Group not supporting this principle, the Principal Seller shall take all reasonable steps to prevent (as soon as practicably possible) such Personnel continuing such activities provided that it is not against the Principal Seller’s business interests. For the avoidance of doubt, it is the Principal Seller’s intention that for New Services the Purchaser shall control the relevant physical access circuits.

13.4	Reasonableness of Restrictions

The Principal Seller agrees that the restrictions contained in this Clause 13 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

13.5	Interpretation

The following terms shall have the following meanings respectively in this Clause 13:

	13.5.1	“Competitive Business” means a business which provides managed internet protocol extranet services on a shared infrastructure platform to users in the financial services sector for communication with their customers, suppliers and/or their extended communities of interest which competes in a material respect with the business of the Group as it is carried on at the date of this Agreement and whose services and products are capable of being substituted in place of the services and products of the Group;

	13.5.2	“Relevant Capacity” means, in relation to a member of the Sellers’ Post-Closing Group, for its own account or for that of any person, firm or company (other than the Purchaser or the Group Companies) or in any other manner; and, in relation to a directors thereof, for the account of the member of the Sellers’ Post-Closing Group of which he is a director;

	13.5.3	“Restricted Employee” means any Senior Employee; and

	13.5.4	“Restricted Period” means three years commencing on Closing or such shorter period of time recognised by applicable law as being binding on the Principal Seller except in relation to Clause 13.1.5 with respect to which “Restricted Period” means eighteen months commencing on Closing or such shorter period of time recognised by applicable law as being binding on the Principal Seller.

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13.6	Nutley

Following Closing the Purchaser and the Principal Seller will (acting reasonably and in good faith) review the Nutley lease listed in Schedule 9 and agree the most appropriate way forward in respect thereto.

14	Confidentiality

14.1	Announcements

Pending Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement or the Network Services Agreement shall be made or issued by or on behalf of the Sellers’ Group or the Purchaser’s Group, and the Principal Seller shall procure that the Group shall not make any such announcement or circular, without the prior written approval of the Principal Seller and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of any member of the Sellers’ Group or the Purchaser’s Group are listed but the party whose group has an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

14.2	Confidentiality

	14.2.1	The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

	14.2.2	Subject to Clause 14.1 and Clause 14.2.3:

		(i)	each of the Sellers and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement or the Network Services Agreement (or any agreement entered into pursuant to this Agreement or the Network Services Agreement) which relates to:

(a) the provisions of this Agreement or the Network Services Agreement or any agreement entered into pursuant to this Agreement or the Network Services Agreement; or

(b) the negotiations relating to this Agreement or the Network Services Agreement (or any such other agreements);

		(ii)	the Sellers shall treat as strictly confidential and not disclose or use any information relating to the Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

		(iii)	the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers’ Group including, prior to Closing, the Group Companies.

	14.2.3	Clause 14.2 shall not prohibit disclosure or use of any information if and to the extent:

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		(i)	the disclosure or use is required by law, any regulatory body, any recognised stock exchange or is necessary as part of a regulatory clearance process;

		(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Purchaser;

		(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or the Network Services Agreement or any other agreement entered into under or pursuant to this Agreement or the Network Services Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

		(iv)	the disclosure is made to professional advisers of the Sellers or the Purchaser on terms that such professional advisers undertake to comply with the provisions of Clause 14.2 in respect of such information as if they were a party to this Agreement;

		(v)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement or the Network Services Agreement);

		(vi)	the other party has given prior written approval for the disclosure or use;

		(vii)	the information is independently developed after Closing; or

		(viii)	the disclosure is made to a member of the same group as the disclosing party and such member complies with the provisions of Clause 14.2,

provided that prior to disclosure or use of any information pursuant to Clause 14.2.3(i), (ii) or (iii) except in the case of disclosure to a Tax Authority, the party concerned shall promptly notify the other party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

15	Other Provisions

15.1	Further Assurances

	15.1.1	Each of the Principal Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as the Principal Seller or the Purchaser may reasonably require to transfer the Shares to the Purchaser and to give each of the Principal Seller and the Purchaser the full benefit of this Agreement.

	15.1.2	Release of Guarantees

		(i)	The Purchaser shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of the Principal Seller or any member of the Sellers’ Group from any securities, guarantees or indemnities given by or binding upon the Principal Seller or any member of the Sellers’ Group in respect of any liability of the Group Companies. Pending such release the Purchaser shall indemnify the Principal Seller and any member of the Sellers’ Group

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against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of the Group Companies.

(ii) The Principal Seller shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guaranties or indemnities given by or binding upon the Group Company in respect of any liability of the Principal Seller or any member of the Sellers’ Group. Pending such release, the Principal Seller shall indemnify the Group Companies against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of the Principal Seller.

15.2	Principal Seller’s Liability

	15.2.1	The Principal Seller shall be jointly and severally liable with each other Seller for any breach of this Agreement by any other Seller.

	15.2.2	Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Sellers under such liability without in any way prejudicing or affecting its rights against any other or others of the Sellers under the same or a like liability whether joint and several or otherwise.

15.3	Whole Agreement

	15.3.1	This Agreement contains the whole agreement between the Sellers and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Sellers (or any of them) and the Purchaser in relation to the matters dealt with in this Agreement.

	15.3.2	The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

	15.3.3	So far as is permitted by law and except in the case of fraud, each of the Sellers and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

	15.3.4	In Clauses 15.3.1 to 15.3.3, “this Agreement” includes the Disclosure Letter, the Network Services Agreement and all documents entered into pursuant to this Agreement.

15.4	Reasonableness

Each of the Sellers and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 13 and Clause 15.3 and agrees that the provisions of this Agreement (including the Disclosure

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Letter, the Confidentiality Agreement, the Network Services Agreement and all documents entered into pursuant to this Agreement) are fair and reasonable.

15.5	Assignment

	15.5.1	Except as otherwise expressly provided in Clause 15.5.2, the Purchaser may not without the prior written consent of the Principal Seller, and none of the Sellers may without the prior written consent of the Purchaser, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

	15.5.2	The Purchaser may, without the prior written consent of the Principal Seller, and any of the Sellers may, without the prior written consent of the Purchaser, assign to any of its connected companies the benefit of the whole or any part of this Agreement provided that:

(i) such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company of the party concerned; and

(ii) the assignee shall not be entitled to receive under this Clause any greater amount than that to which the assignor would have been entitled.

For the purposes of this Clause, a “connected company” is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

15.6	Third Party Rights

	15.6.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 15.6.

	15.6.2	A Group Company (whilst the Group Company remains in the Purchaser’s Group) may enforce and rely on Clauses 10.4, 13 and 14 to the same extent as if it were a party.

	15.6.3	This Agreement may be terminated and any term may be amended or waived without the consent of the person named in Clause 15.6.2.

15.7	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Principal Seller and the Purchaser.

15.8	Method of Payment

Except as otherwise specified, wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

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15.9	Costs

	15.9.1	The Sellers shall bear all costs incurred by them and the Sellers’ Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

	15.9.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

15.10	Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions provided for by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify the Sellers or any other member of the Sellers’ Group against any Losses suffered by the Sellers or member of the Sellers’ Group as a result of the Purchaser failing to comply with its obligations under this Clause 15.10.

15.11	Interest

If any of the Sellers or the Purchaser defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of two and one-half per cent above LIBOR. Such interest shall accrue from day to day and shall be compounded monthly.

15.12	Grossing-up of Indemnity Payments, VAT

	15.12.1	Any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall be obliged to pay to the payee such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if any party to this Agreement shall have assigned the benefit in whole or in part of this Agreement (other than to a member of the Purchaser’s Group to whom the Purchaser directs on or before Closing any Shares are to be transferred in accordance with this Agreement) then the liability of the payee under this Clause 15.12.1 shall be limited to that (if any) which it would have been had no such assignment taken place.

	15.12.2	If any Taxation Authority charges to Taxation (or would charge to Taxation in the absence of any Reliefs available to the recipient) any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged (or which would have been so charged if any Reliefs available to the recipient were ignored) there shall be left a sum equal to the amount that would otherwise be payable under this Agreement,

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provided that if any party to this Agreement shall have assigned the benefit in whole or in part of this Agreement (other than to a member of the Purchaser’s Group to whom the Purchaser directs on or before Closing any Shares are to be transferred in accordance with this Agreement) then the liability of the payee under this Clause 15.12.2 shall be limited to that (if any) which it would have been had no such assignment taken place.

	15.12.3	If the recipient of a payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision receives a Relief for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clause 15.12.1, 15.12.2 or 15.12.4 as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding.

	15.12.4	Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment), provided that if any party to this Agreement shall have assigned the benefit in whole or in part of this Agreement (other than to a member of the Purchaser’s Group to whom the Purchaser directs on or before Closing any Shares are to be transferred in accordance with this Agreement) then the liability of the Party under this Clause 15.12.4 shall be limited to that (if any) which it would have been had no such assignment taken place.

	15.12.5	Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any amounts in respect of VAT thereon incurred by the other party to the extent that neither the other party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of those amounts.

	15.12.6	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay an amount equal to the amount of VAT due against delivery of an appropriate VAT invoice.

	15.12.7	The provisions of Schedule 13 shall apply to this Agreement and shall be treated as part of this Agreement.

15.13	Notices

	15.13.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing; and

(ii) delivered by hand, fax, pre-paid first class post or courier.

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15.13.2	A Notice to the Principal Seller shall be sent to the following address, or such other person or address as the Principal Seller may notify to the Purchaser from time to time:

Reuters Limited

85 Fleet Street, London EC4P 4AJ

Fax: 44 (0) 207 542 6848

Attention: General Counsel

15.13.3	A Notice to Blaxmill shall be sent to the following address, or such other person or address as Blaxmill may notify to the Purchaser from time to time:

Blaxmill (Six) Limited

85 Fleet Street, London EC4P 4AJ

Fax: 44 (0) 207 542 6848

Attention: General Counsel

15.13.4	A Notice to Reuters C shall be sent to the following address, or such other person or address as Reuters C may notify to the Purchaser from time to time:

Reuters C LLC

The Reuters Building, 3 Times Square, New York, 10036, NY, USA

Fax: +1 646 223 4250

Attention: Nancy Gardner, Area General Counsel

with a copy to:

Reuters Limited

85 Fleet Street, London EC4P 4AJ

Fax: 44 (0) 207 542 6848

Attention: General Counsel

15.13.5	A Notice to Reuters America shall be sent to the following address, or such other person or address as Reuters America may notify to the Purchaser from time to time:

Reuters America LLC

The Reuters Building, 3 Times Square, New York, 10036, NY, USA

Fax: +1 646 223 4250

Attention: Nancy Gardner, Area General Counsel

with a copy to:

Reuters Limited

85 Fleet Street, London EC4P 4AJ

Fax: 44 (0) 207 542 6848

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Attention: General Counsel

	15.13.6	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

British Telecommunications plc

81 Newgate Street, London, EC1A 7AJ

Fax: +44 207 600 6891

Attention: Anne Fletcher, Group General Counsel

	15.13.7	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) 24 hours after posting, if delivered by pre-paid first class post;

(ii) at the time of delivery, if delivered by hand or courier; and

(iii) at the time of transmission in legible form, if delivered by fax.

15.14	Invalidity

	15.14.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

	15.14.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.14.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.14.1, not be affected.

15.15	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each of the parties may enter into this Agreement by signing any such counterpart.

15.16	Governing Law and Submission to Jurisdiction

	15.16.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

	15.16.2	Each of the Sellers and the Purchaser irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Sellers and the Purchaser irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

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15.17	Agent for Service

	15.17.1	Each of Reuters C and Reuters America irrevocably appoints Reuters Limited of 85 Fleet Street, London EC4P 4AJ to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

	15.17.2	Any Service Document shall be deemed to have been duly served on Reuters C or Reuters America (as the case may be) if marked for the attention of Reuters Limited at 85 Fleet Street, London EC4P 4AJ or such other address within England and Wales as may be notified to the party wishing to serve the Document and:

(i) left at the specified address; or

(ii) sent to the specified address by first class post.

In the case of (i), the Service Document will be deemed to have been duly served when it is left. In the case of (ii), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

	15.17.3	A copy of any Service Document served on an agent shall be sent by post to Reuters C or Reuters America (as relevant). Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

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In witness whereof this Agreement has been duly executed

SIGNED by Barry Woodward
on behalf of Reuters Limited:

/S/ BARRY WOODWARD

SIGNED by Barry Woodward
on behalf of Blaxmill (Six) Limited:

/S/ BARRY WOODWARD

SIGNED by Barry Woodward
on behalf of Reuters C LLC:

/S/ BARRY WOODWARD

SIGNED by Barry Woodward
on behalf of Reuters America LLC:

/S/ BARRY WOODWARD

SIGNED by Neil Rogers
on behalf of British Telecommunications plc:

/S/ NEIL ROGERS

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Schedule 1
The Company and the Subsidiaries

1	Particulars of the Company

	Name of Company:	Radianz Limited
	Registered Number:	03918478

	Registered Office:	Kingsfield House
66 Prescot Street
London E1 8HG

	Date and place of incorporation:	03/02/2000; United Kingdom

	Issued share capital:	35,001,000 split into: 1000 A Ordinary
Shares of £1 each and 35,000,000 C
Shares of £0.000005 each. Aggregate
nominal value of £1,175.

	Authorised share capital:	£1,175

	Shareholders and shares held:	Blaxmill (Six) Limited – 510 A Ordinary
Shares of £1 each
Reuters Limited – 490 A Ordinary
Shares of £1 each
Mourant & Co Trustees Limited –
35,000,000 C Shares

	Directors:	Howard Edelstein (US)
David John Grigson (UK, Reuters)
Michael Alan Sayers (UK, Reuters)

	Secretary:	Philip Emery

	Managing Director/Chief Executive Officer:	Howard Edelstein (CEO)

	Accounting reference date:	31/12

	Auditors:	PricewaterhouseCoopers LLP

2	Particulars of the Subsidiaries

	Name of Subsidiary:	Radianz Connect Services Limited

	Registered Number:	03071954

	Registered Office:	Kingsfield House
66 Prescot Street
London E1 8HG

	Date and place of incorporation:	23/06/1995; United Kingdom

	Issued share capital:	126,000 Ordinary Shares of £1 each –
aggregate nominal value of £126,000

	Authorised share capital:	£126,000

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Name of Subsidiary:	Radianz Connect Services Limited

Shareholders and shares held:	Radianz Americas Inc. – 126,000
Ordinary Shares of £1 each

Directors:	Philip John Emery (UK)
Caroline Emma Griffin Pain (UK)

Secretary:	Caroline Emma Griffin Pain

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

Name of Subsidiary:	Radianz Global Limited

Registered Number:	03918474

Registered Office:	Kingsfield House
66 Prescot Street
London E1 8HG

Date and place of incorporation:	03/02/2000; United Kingdom

Issued share capital:	2 Ordinary Shares of £1 each (nil
paid) – aggregate nominal value of £2

Authorised share capital:	£100, divided into 100 Ordinary
Shares of £1 each

Shareholders and shares held:	Radianz Limited – 2 Ordinary Shares

Directors:	Howard Edelstein (US)
Philip John Emery (UK)
Paul Richard Lee (UK)
Michael Owen Daly (UK)

Secretary:	Caroline Emma Griffin Pain

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

Radianz Global Network Operations
Name of Subsidiary:	Limited (Inactive)

Registered Number:	77145
FC 023371 (registered in the UK as
an overseas company on 07/08/2001)

Registered Office:	22 Grenville Street
St Helier
Jersey

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Radianz Global Network Operations
Name of Subsidiary:	Limited (Inactive)
Channel Islands

Date and place of incorporation:	02/05/2000; Channel Islands (Jersey)

Issued share capital:	59,834 Ordinary Shares of £1 each
fully paid

Authorised share capital:	£60,000 divided into 60,000 ordinary
shares of £1 each

Shareholders and shares held:	Radianz Limited – 59,834 Ordinary
Shares

Directors:	Caroline Emma Griffin Pain (UK)
Philip John Emery (UK)

Secretary:	Mourant & Co Secretaries Limited

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	N/A

Radianz Global Sales Limited
Name of Subsidiary:	(Inactive)

Registered Number:	04006749

Registered Office:	Kingsfield House
66 Prescot Street
London E1 8HG

Date and place of incorporation:	02/06/2000; United Kingdom

Issued share capital:	2 Ordinary Shares of £1 each (nil
paid) – aggregate nominal value of £2

Authorised share capital:	£100 divided into 100 ordinary shares
of £1 each

Shareholders and shares held:	Radianz Limited – 2 Ordinary Shares

Directors:	Philip John Emery (UK)
Michael Owen Daly (UK)

Secretary:	Caroline Emma Griffin Pain

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

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Name of Subsidiary:	Radianz Proton Limited

Registered Number:	CR-99946
FC 023398 (registered in the UK as
an overseas company on 24/08/2001)

Registered Office:	Ugland House
PO Box 309
George Town
Grand Cayman
Cayman Islands

Date and place of incorporation:	02/05/2000; Cayman Islands

Issued share capital:	27,368 Ordinary Shares of US$1 each

Authorised share capital:	50,000 Ordinary Shares of US$1 each

Shareholders and shares held:	Radianz Limited – 27,368 Ordinary
Shares of US$1 each

Directors:	Philip John Emery (UK)
Caroline Emma Griffin Pain (UK)

Secretary:	Atricia Sobers (of Maples Calder)

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Japan K.K.

Registered Number:	027174

Registered Office:	SN Building
318-3 Kiba, Koto-ku
Tokyo
Japan

Date and place of incorporation:	12/06/2000; Japan

Issued share capital:	200 shares of Y50,000 each

Authorised share capital:	800 shares of Y50,000 each

Shareholders and shares held:	Radianz Limited – 200 shares of
Y50,000 each

Directors:	TK Yim (Hong Kong)
Philip John Emery (UK)
Sean Yoshida (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

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Name of Subsidiary:	Radianz Japan K.K.

Auditors:	N/A

Name of Subsidiary:	Radianz Asia Pte Limited

Registered Number:	200003791N

Registered/Principal Office:	18 Science Park Drive
Singapore 118229

Date and place of incorporation:	03/05/2000; Singapore

Issued share capital:	2 Ordinary Shares of S$1 each

Authorised share capital:	S$100,000 divided into 100,000
Ordinary Shares of S$1 each

Shareholders and shares held:	Radianz Limited – 2 Ordinary Shares
of S$1 each

Directors:	Philip John Emery (UK)
Rita Ow (Resident)

Secretary:	Michele Foo

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Switzerland S.A.

Registered Number:	CH-660-1351000-7

Registered Office:	153 Route de Thonon
1245 Collonge – Bellerive
Switzerland

Date and place of incorporation:	23/06/2000; Switzerland

Issued share capital:	100 shares of CHF1,000 each

Authorised share capital:	CHF100,000 divided into 100 shares
of CHF1,000 each

Shareholders and shares held:	Radianz Limited – 97 shares of
CHF1,000 each
Philip John Emery – 1 share of
CHF1,000 each
Reto Huber – 1 share of CHF1,000
each
Philippe Kozuchowski – 1 share of
CHF1,000 each

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Name of Subsidiary:	Radianz Switzerland S.A.

Directors:	Philip John Emery (UK)
Philippe Kozuchowski (Resident)
Reto Huber (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

Name of Subsidiary:	Radianz Portugal Lda

Registered Number:	505229447

Registered Office:	Rua Camilo Castelo Branco 36-44
1º andar
Lisboa

Date and place of incorporation:	12/01/2001; Portugal

Issued share capital:	€5,000

Authorised share capital:	€5,000

Shareholders and shares held:	Radianz Limited – 1 quota of €5,000

Directors:	Philip John Emery (UK)
Pedro Carvalho (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Belgium Sprl

Registered Number:	645.932

Registered Office:	61 Rue de Treves
B-1040 Brussels

Date and place of incorporation:	12/12/2000; Belgium

Issued share capital:	744 units of €25 each, fully paid

Authorised share capital:	€18,600

Shareholders and shares held:	Radianz Limited - 743 units of €25
each
Philip John Emery – 1 unit of €25

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Name of Subsidiary:	Radianz Belgium Sprl
each

Directors:	Philip John Emery (UK)
Michael Owen Daly (UK)

Secretary:	N/A

Managing Director/Chief Executive Officer:	Philip John Emery (MD)

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	RDZ Netherlands BV

Registered Number:	34146551

Registered Office:	Drentestraat 11
1803 HK Amsterdam

Date and place of incorporation:	13/12/2000; The Netherlands

Issued share capital:	€18,000 being 180 shares of €100
each

Authorised share capital:	€90,000

Shareholders and shares held:	Radianz Limited – 180 shares of €100
each

Directors:	Philip John Emery (UK)
Caroline Emma Griffin Pain (UK)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Spain S.L.

Registered Number:	B82831306

Registered Office:	Paseo de la Castellana 36-38
28046 Madrid

Date and place of incorporation:	07/12/2000; Spain

Issued share capital:	3,006 shares of €1 each

Authorised share capital:	€3,006, Esp.500,000

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Name of Subsidiary:	Radianz Spain S.L.

Shareholders and shares held:	Radianz Limited – 3,006 shares of €1
each

Directors:	Michael Owen Daly (UK)
Philip John Emery (UK)
Caroline Emma Griffin Pain (UK)

Secretary:	Jose Ingacio Gonzalez Pinal

Managing Director/Chief Executive Officer:	Michael Owen Daly

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Luxembourg Sarl

Registered Number:	B 79 246

Registered Office:	12, Rue Eugène Ruppert,
L-2453 Luxembourg

Date and place of incorporation:	06/12/2000; Luxembourg

Issued share capital:	720 units of €25 each

Authorised share capital:	No authorised capital for a Sarl

Shareholders and shares held:	Radianz Limited – 720 units of €25
each

Directors:	Philip John Emery (UK)
Paul Felix (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz France S.A.S.

Registered Number:	B431931070

Registered/Principal Office:	19-21 Rue Poissoniere
75002 Paris

Date and place of incorporation:	20/06/2000; France

Issued share capital:	€40,000 divided into 2,500 shares of
€16 each FRF125,000 paid up

Authorised share capital:	€40,000

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Name of Subsidiary:	Radianz France S.A.S.

Shareholders and shares held:	Radianz Limited – 2,500 shares of
FRF50 each (to be fully paid by
20.05.2005)

President:	Michael Daly

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	Henri Fouillet

Name of Subsidiary:	Radianz Australia Pty Limited

Registered Number:	091 862 038

Registered Office:	Level 1
160 Queen Street
Melbourne, Victoria 3000

Date and place of incorporation:	17/04/2000; Australia (New South
Wales)

Issued share capital:	100 Ordinary Shares of AU$1 each

Authorised share capital:	AU$100

Shareholders and shares held:	Radianz Limited – 100 Ordinary Shares
of AU$1 each

Directors:	Philip John Emery (UK)
Siu Wai Yam (Joseph Yam) (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

Name of Subsidiary:	Radianz US Inc.

Registered Number:	N/A

Principal Office:	575 Lexington Avenue
New York
NY 10022
USA

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Name of Subsidiary:	Radianz US Inc.

Date and place of incorporation:	17/03/2000; USA (Delaware)

Issued share capital:	100 shares of US$0.01 each

Authorised share capital:	US$1

Shareholders and shares held:	Radianz Americas Inc.

Directors:	Howard Edelstein (US)
Brennan Carley (US)

Secretary:	Caroline Emma Griffin Pain

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Name of Subsidiary:	Radianz Americas Inc.

Registered Number:	N/A

Principal Office:	575 Lexington Avenue
New York
NY 10022
USA

Date and place of incorporation:	23/05/2000; USA (Delaware)

Issued share capital:	10,200 shares of US$0.01 each
15,800 preferred shares of US$1 each

Authorised share capital:	10,200 shares of US$0.01 each
15,800 preferred shares of US$1 each

Shareholders and shares held:	Radianz Limited – 10,200 shares of
common stock
Reuters Limited – 7,900 6.5%
Preference Shares
Reuters C LLC – 5,100 6.5%
Preference Shares
Reuters America LLC – 2,800 6.5%
Preference Shares

Directors:	Howard Edelstein (US)
Brennan Carley (US)
Michael Harris (US)

Secretary:	Carolina Emma Griffin Pain

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

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Name of Subsidiary:	Radianz GmbH

Registered Number:	196415

Registered Office:	Boersegasse 11
Vienna 01010
Austria

Date and place of incorporation:	22/06/2000; Austria

Issued share capital:	€35,000 of which €17,500 is fully paid
up in cash

Authorised share capital:	€35,000

Shareholders and shares held:	Radianz Limited – €35,000

Directors:	Philip John Emery (MD)
Vera Singer (MD)

Secretary:	N/A

Managing Director/Chief Executive Officer:	Philip John Emery (UK)
Vera Singer (Resident)

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Germany GmbH

Registered Number:	HRB49272

Registered Office:	Hanauer Landstrasse 207
60314 Frankfurt
Germany

Date and place of incorporation:	28/07/2000; Germany

Issued share capital:	€25,000

Authorised share capital:	€25,000

Shareholders and shares held:	Radianz Limited – €25,000

Directors:	Philip John Emery (UK)
Rudolf Schaefer (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	Philip John Emery (MD)
Rudolf Schaefer (MD)

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

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Name of Subsidiary:	Radianz Hong Kong Limited

Registered Number:	715107

Registered Office:	10th Floor,
Cityplaza 3
14 Taikoo Wan Road
Taikoo Shing
Quarry Bay
Hong Kong

Date and place of incorporation:	05/05/2000; Hong Kong

Issued share capital:	2 shares of HK$2 each

Authorised share capital:	1,000 shares of HK$1 each

Shareholders and shares held:	Radianz Limited – 1 share of HK$1
Radianz Global Limited – 1 share of
HK$1

Directors:	Sean Yoshida (Japan)
Philip John Emery (UK)
TK Yim (Resident)

Secretary:	Tricor Secretaries Limited

Managing Director/Chief Executive Officer:	N/A

Accounting reference date:	31/12

Auditors:	PricewaterhouseCoopers LLP

Name of Subsidiary:	Radianz Italia S.r.l.

Registered Number:	1613021

Registered/Principal Office:	Viale Fulvio Testi 280
20126 Milan
Italy

Date and place of incorporation:	28/05/2000; Italy

Issued share capital:	10,000 quotas of €1 each

Authorised share capital:	€10,000 divided into 10,000 quotas of
€1 each

Shareholders and shares held:	Radianz Limited – 5,000 quotas of €1
each
Radianz Global Limited – 5,000 quotas
of €1 each

Directors:	Philip John Emery (UK)
Michael Owen Daly (UK)
Roberto Spada (Resident)

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Name of Subsidiary:	Radianz Italia S.r.l.

Secretary:	N/A

Managing Director/Chief Executive Officer:	Michael Owen Daly (MD)

Accounting reference date:	31/12

Auditors:	N/A

Name of Subsidiary:	Radianz Canada Inc. (Inactive)

Registered Number:	1498141

Registered Office:	199 Bay Street
Suite 2800
Commerce Court West
Toronto
Ontario M5L 1A9

Date and place of incorporation:	23/10/2001; Canada (Ontario)

Issued share capital:	1 common share of C$1 each

Authorised share capital:	Unlimited

Shareholders and shares held:	Radianz Limited – 1 common share of
C$1 each

Directors:	Philip John Emery (UK)
Craig Thorbun (Resident)
David Shaw (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Name of Subsidiary:	Radianz US Holdings Inc. (Inactive)

Registered Number:	N/A

Principal Office:	575 Lexington Avenue
New York
NY 10022
USA

Date and place of incorporation:	28/03/2001; USA (Delaware)

Issued share capital:	10,000 shares of US$0.01 each

Shareholders and shares held:	Radianz Limited

Directors:	Denise Clolery (Radianz)
Mark Hirschhorn (Radianz)

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Name of Subsidiary:	Radianz US Holdings Inc. (Inactive)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Name of Subsidiary:	RDZ Sweden AB

Registered Number:	556605-4945

Registered Office:	P.O. Box 1732
SE-111 87 Stockholm

Date and place of incorporation:	18/01/2001; Sweden

Issued share capital:	SEK200,000 being 2,000 shares of
SEK100 per share

Authorised share capital:	SEK400,000 divided into 4,000 shares
of SEK100 each

Shareholders and shares held:	Radianz Limited – 2,000 shares of
SEK100 per share

Directors:	Philip John Emery (UK)
John Martinsson (Resident)

Secretary:	N/A

Managing Director/Chief Executive Officer:	N/A

Auditors:	PricewaterhouseCoopers LLP

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Schedule 2
Closing Obligations
(Clause 7)

1	Principal Seller’s Obligations

1.1	General Obligations

On Closing, the Principal Seller shall deliver or make available to the Purchaser the following:

	1.1.1	evidence of the due fulfilment of the conditions set out in Clause 4 for which the Principal Seller is responsible;

	1.1.2	evidence that each of the Sellers is authorised to execute this Agreement and, as appropriate, the Network Services Agreement;

	1.1.3	transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser (acting reasonably) in the case of any certificate found to be missing);

	1.1.4	the written resignations of each of David Grigson and Michael Sayers from his office as a director of the Company in the Agreed Terms to take effect on the date of Closing;

	1.1.5	if practicable, the Principal Seller having used reasonable endeavours to obtain the same, the written resignation of Henri Foulet, auditor of Radianz France S.A.S, to take effect on the Closing Date, with an acknowledgement signed by such person in a form satisfactory to the Purchaser (acting reasonably) to the effect that he has no claim against Radianz France S.A.S or otherwise complying with any relevant law or regulation;

	1.1.6	in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records including the shareholders’ register and share certificates in respect of the Shares in the Subsidiaries held by the Group Companies, and all other books and records required to be kept by each Group Company under the law of its jurisdiction of incorporation;

	1.1.7	in each case where the said information is not in the possession of the relevant Group Company, all the financial and accounting books and records of each Group Company;

	1.1.8	(if the Purchaser so requires on not less than 2 Business Days’ notice) irrevocable powers of attorney (in such form as the Purchaser may reasonably require) executed by each of the holders of the Shares in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose; and

	1.1.9	any releases which the parties have obtained under Clause 15.1.2.

1.2	Other Agreements

On Closing, the Principal Seller shall enter into the Novation Agreement.

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1.3	Board Resolutions of the Group Companies

On or prior to Closing, the Principal Seller shall procure the passing of Board Resolutions of each Group Company inter alia:

	1.3.1	(if so required by the Purchaser acting reasonably on not less than 2 Business Days’ notice) revoking all relevant existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts (if passed prior to Closing such Board Resolutions may be subject to Closing);

	1.3.2	in the case of the Company and, if required, the US Company, approving the registration of the share transfers referred to in paragraph 1.1.3 of this Schedule subject only to their being duly stamped; and

	1.3.3	in the case of the Company, accepting the resignations referred to in paragraph 1.1.4 of this Schedule and appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors and secretary (if passed prior to Closing such Board Resolutions may be subject to Closing), and shall hand to the Purchaser copies of such Resolutions.

2	The Purchaser’s Obligations

On Closing:

	2.1.1	the Purchaser shall deliver or make available to the Principal Seller:

(i) evidence of the due fulfilment of the conditions set out in Clause 4 for which the Purchaser is responsible; and

(ii) evidence that the Purchaser is authorised to execute this Agreement and the Network Services Agreement; and

	2.1.2	the Purchaser shall enter into the Novation Agreement.

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Schedule 3
Part 1
Cash, Debt and Working Capital Statement

(Clause 8)

1	Form and Content of the Cash, Debt and Working Capital Statement

The Cash, Debt and Working Capital Statement (the “Statement”) shall be calculated in accordance with the provisions of this Part 1 of this Schedule 3 and shall be drawn up in the form set out in Part 2 below (excluding those line items that are not necessary to calculate the Cash Amount, the Debt Amount and the Working Capital Amount).

2	Accounting Policies

2.1	The Cash, Debt and Working Capital Statement shall be drawn up in accordance with:

	2.1.1	the policies, procedures and practices set out in paragraphs 2.3 to 2.7 below;

	2.1.2	to the extent not inconsistent with paragraph 2.1.1, the accounting policies, procedures and practices adopted by the Company in the preparation of the financial statements forming part of the unaudited management accounts relating to the Group drawn up for the twelve months to 31 December 2004, as there applied including in relation to accounting discretion and judgment;

	2.1.3	to the extent not inconsistent with paragraphs 2.1.1 and 2.2.2, the accounting practices generally accepted in the United States.

2.2	For the avoidance of doubt paragraph 2.1.1 takes precedence over paragraphs 2.1.2 and 2.1.3 and paragraph 2.1.2 takes precedence over paragraph 2.1.3.

2.3	The Cash, Debt and Working Capital Statement shall be drawn up as at close of business on the Closing Statement Date. For the avoidance of doubt, for the purposes of this Schedule 3, the settlement of intra-group indebtedness pursuant to Clause 3.3 of this Agreement shall be deemed to have taken place before the close of business on the Closing Statement Date regardless of when such settlement actually occurs and the Cash Amount, Debt Amount and Working Capital Amount shall be adjusted accordingly.

2.4	Without prejudice to paragraph 2.5 below, the Cash, Debt and Working Capital Statement will reflect the position of the Group Companies as at the Closing Statement Date and will not take into account the effect of the transaction itself, any post-Closing reorganisations, nor in any way the post-Closing intentions of the Purchaser.

2.5	Post-Closing information becoming available in relation to items existing at the Closing Statement Date in the period from the Closing Statement Date to the date the Purchaser submits the Draft Cash, Debt and Working Capital Statement shall be taken into account in the calculation of the Working Capital Amount.

2.6	For the avoidance of doubt, the following shall be excluded from the Cash Amount, the Debt Amount and the Working Capital Amount derived from the Cash, Debt and Working Capital Statement:

	2.6.1	any balances relating to deferred tax and Reliefs;

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	2.6.2	payables relating to any US sales and use and federal USF taxes, to the extent that amounts have been deliberately withheld;

	2.6.3	any prepayments to PMIC and other recoverable amounts from PMIC relating to prepaid insurance premiums;

	2.6.4	all balances relating to the pension deficits of the Group Companies;

	2.6.5	any accrual in relation to any amounts payable in respect of the Cash Cancellation Proposal; and

	2.6.6	any accrual in relation to any of those matters referred to in paragraphs 8.3 and 8.4 of Schedule 7 (Pensions).

2.7	An accrual shall be included in relation to the contributions that would have had to be made to the Purchaser’s DB Scheme in relation to the period from Principal Seller’s UK DB Scheme Leaving Date to the Closing Date in respect of pensionable salary of the employees of the Group who are or were members of the Principal Seller’s UK DB Schemes as if they had been members of the Purchaser’s DB Scheme as of the Principal Seller’s UK DB Scheme Leaving Date and no accrual shall be made in relation to the Principal Seller’s UK DB Schemes in relation to such employees.

3	Preparation

3.1	No later than 45 days following Closing, the Purchaser shall deliver to the Principal Seller the Draft Cash, Debt and Working Capital Statement. Prior to such delivery, the Purchaser shall so far as is practicable consult with the Principal Seller with a view to reducing the potential areas of disagreement.

3.2	Each of the Principal Seller and the Purchaser shall co-operate with the other with regard to the preparation, review, agreement or determination of the Draft Cash, Debt and Working Capital Statement and shall, subject to reasonable notice, make available during normal office hours to the other and its representatives and accountants all books and records as the other party may reasonably require.

3.3	If the Principal Seller does not within 30 days of presentation to it of the Draft Cash, Debt and Working Capital Statement give notice to the Purchaser that it disagrees with the Draft Cash, Debt and Working Capital Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Principal Seller’s opinion should be made to the Draft Cash, Debt and Working Capital Statement (the “Seller’s Disagreement Notice”), the Draft Cash, Debt and Working Capital Statement shall be final and binding on the parties for all purposes. If the Principal Seller gives a valid Seller’s Disagreement Notice within such 30 days, the Purchaser and the Principal Seller shall attempt in good faith to reach agreement in respect of the Draft Cash, Debt and Working Capital Statement and, if they are unable to do so within 21 days of such notification, the Purchaser or the Principal Seller may by notice (an “Appointment Notice”) to the other require that the Draft Cash, Debt and Working Capital Statement be referred to an independent firm of accountants of international repute agreed by the Purchaser and the Principal Seller or, failing agreement within 14 days of the date of giving an Appointment Notice, to be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Reporting Accountants”).

3.4	Within 21 days of the giving of an Appointment Notice, the Purchaser may by notice to the Principal Seller indicate that, in the light of the fact that the Principal Seller has not

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accepted the Draft Cash, Debt and Working Capital Statement in its entirety, it wishes the Reporting Accountants to consider matters relating to the Draft Cash, Debt and Working Capital Statement which are consequential to those specified in the Seller’s Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Purchaser believes that the Draft Cash, Debt and Working Capital Statement should be altered (the “Purchaser’s Disagreement Notice”).

3.5	The Reporting Accountants shall be engaged jointly by the Principal Seller and the Purchaser on the terms set out in this paragraph 3 and otherwise on such terms as shall be agreed; provided that neither the Principal Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 30 days of their identity having been determined (or such longer period as the Principal Seller and the Purchaser may agree) then, unless the Principal Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.6	Except to the extent that the Principal Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedures but:

	3.6.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

		(i)	whether any of the arguments for an alteration to the Draft Cash, Debt and Working Capital Statement put forward in the Seller’s Disagreement Notice or the Purchaser’s Disagreement Notice is correct in whole or in part; and

		(ii)	if so, what alterations should be made to the Draft Cash, Debt and Working Capital Statement in order to correct the relevant inaccuracy in it;

	3.6.2	shall apply the principles set out in paragraph 2 of this Schedule 3;

	3.6.3	shall make their determination pursuant to paragraph 3.5 above as soon as is reasonably practicable;

	3.6.4	the procedures of the Reporting Accountants shall:

		(i)	give the Principal Seller and the Purchaser a reasonable opportunity to make written and oral representations to them;

		(ii)	require that each of the Principal Seller and the Purchaser supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

		(iii)	permit each party to be present while oral submissions are being made by the other party; and

		(iv)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3.7	The determination of the Reporting Accountants pursuant to paragraph 3.5 shall:

	3.7.1	be made in writing and delivered to each of the Principal Seller and the Purchaser; and

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	3.7.2	unless otherwise agreed by the Principal Seller and the Purchaser include reasons for each relevant determination.

3.8	The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Sellers and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the Draft Cash, Debt and Working Capital Statement.

3.9	The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 3.5 or, failing such direction, equally between the Purchaser, on the one hand, and the Principal Seller, on the other.

3.10	The Principal Seller and Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser and, to the extent relevant, the Principal Seller shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Reporting Accountants all books and records relating to the Group as the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

3.11	Subject to paragraph 3.12, nothing in this paragraph 3 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

3.12	Neither the Principal Seller nor the Purchaser shall be entitled by reason of paragraph 3.11 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.13	Each of the Principal Seller and the Purchaser and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Cash, Debt and Working Capital Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

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Schedule 4
Warranties given by the Principal Seller under Clause 10

1	Corporate Information

1.1	The Shares and the Group Companies

	1.1.1	Each of the Sellers:

(i) is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 10; and

(ii) has the right to exercise all voting and other rights over the Shares set out opposite its name in Schedule 10.

	1.1.2	The Ordinary Shares and the C Shares comprise the whole of the issued and allotted share capital of the Company. The Ordinary Shares and the C Shares have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

	1.1.3	All of the issued shares of each of the Subsidiaries (other than in respect of the US Company, the Preference Shares) and all the voting and other rights over such shares are legally and beneficially held by the Company or a Group Company other than those shares held by the individuals listed in paragraph 2 of Schedule 1 as the holders of shares in the Group who, in each case, hold such Shares on trust for a member of the Group.

	1.1.4	The shares in the Subsidiaries listed in paragraph 2 of Schedule 1 comprise the whole of the issued and allotted share capital of the Subsidiaries, (including, in respect of the US Company, the Preference Shares) have been properly and validly issued and allotted and, save for the 2 issued ordinary shares of £1 each in the capital of Radianz Global Sales Limited, the 2 ordinary shares of £1 each in the capital of Radianz Global Limited and the 2,500 shares of €16 each in the capital of Radianz France S.A.S. (each of which are nil paid), are fully paid or credited as fully paid.

	1.1.5	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company (other than the trust arrangements in relation to the C Shares and the options granted over C Shares, details of which are set out in the Disclosure Letter) under any option, agreement or other arrangement (including conversion rights and rights of pre-emption) save for any restriction or right implied by applicable law.

	1.1.6	There are no Encumbrances on the shares in any Group Company (other than the options granted over the C Shares, details of which are set out in the Disclosure Letter).

	1.1.7	All necessary consents for the transfer of the Shares have been obtained or will be obtained by Closing.

	1.1.8	The Shares, the C Shares and the shares in the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

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	1.1.9	No Group Company:

(i) has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than the Subsidiaries set out in Schedule 1;

(ii) has any branch outside the jurisdiction in which it is incorporated; or

(iii) has or has had any associate (being an entity that falls to be treated as such for the purposes of FRS 9).

	1.1.10	The particulars contained in Schedule 1 are, to the extent they relate to the relevant Group Company, true, accurate and not misleading.

	1.1.11	To the best of the Principal Seller’s knowledge, information and belief, no Group Company has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into or amend any contract or commitment on its behalf, other than any authority to Relevant Employees to enter into routine contracts, commitments, agreements or undertakings in the normal course of their duties, to agents or representatives in the normal course of business and authorities to patent attorneys or agents or trade mark agents for routine prosecution or maintenance of Intellectual Property.

	1.1.12	Save in relation to the establishment of the Company as a joint venture between the Sellers’ Group and the Equant Group, the acquisition by the Reuters Group and others of shares in the Company and the US Company from the Equant Group and matters associated with these transactions, no Group Company has been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, since 3 February 2000 and, to the best of the Principal Seller’s knowledge, information and belief, no such restructuring is currently taking place or envisaged.

1.2	Constitutional Documents, Corporate Registers and Minute Books

	1.2.1	The constitutional documents in the Data Room are, in all material respects, true and accurate copies of the constitutional documents of the Group Companies.

	1.2.2	To the best of the Principal Seller’s knowledge, information and belief, the statutory books (including all registers but excluding the minute books and the accounting records) required by law to be maintained by each Group Company:

(i) are up-to-date; and

(ii) contain complete and accurate records of the matters required by law to be dealt with in such statutory books,

in each case in all material respects.

	1.2.3	To the best of the Principal Seller’s knowledge, information and belief, all statutory books (including all registers but excluding the minute books and the accounting records) referred to in paragraph 1.2.2 are in the possession (or under the control) of the relevant Group Company and no notice or allegation from any legal or regulatory authority that any of such books and records is incorrect or should be rectified has been received by the relevant Group Company.

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	1.2.4	All material filings, publications, registrations and other material formalities required by applicable law to be delivered or made by the Group Companies to company registries in each relevant jurisdiction have been duly delivered or made in all material respects.

2	Accounts

2.1	Latest Accounts

	2.1.1	The 2003 Accounts and the 2004 Accounts have been prepared:

(i) in accordance with applicable law and in accordance with the accounting principles, standards and practices generally accepted at the relevant Accounts Date in the United Kingdom; and

(ii) subject to paragraph 2.1.1(i), on a basis consistent with that adopted in preparing the audited accounts of the Group for the previous two financial years.

	2.1.2	The 2003 Accounts and the 2004 Accounts give a true and fair view of the assets, liabilities and state of affairs of the Group as at the relevant Accounts Date and of the profits and losses and cashflows of the Group for the period ending on the relevant Accounts Date.

	2.1.3	The view of the assets, liabilities and state of affairs of the Group as at 31 December 2004 and of the profits and losses and cashflows of the Group for the period ending on 31 December 2004 reflected in the 2004 Accounts is not materially adversely different than as stated in the 2004 Unaudited Accounts. Notwithstanding any other provision of this Agreement, this warranty 2.1.3 is deemed to be given by the Principal Seller at Closing and is not given or deemed to be given at the date of this Agreement.

2.2	2004 Unaudited Accounts

	2.2.1	To the best of the Principal Seller’s knowledge, information and belief, the 2004 Unaudited Accounts have been prepared in accordance with accounting policies used in preparing the 2003 Accounts applied on a consistent basis.

	2.2.2	To the best of the Principal Seller’s knowledge, information and belief, the 2004 Unaudited Accounts have been prepared in good faith having regard to the purpose for which they were drawn up and do not materially misstate the assets and liabilities of the Group as at 31 December 2004 nor the profits or losses or cashflows of the Group (on the basis set out therein) for the period ending on 31 December 2004.

3	Financial Obligations

3.1	Financial Facilities

Copies or details of all material financial facilities (including loans, derivatives and hedging arrangements), outstanding or available to each of the Group Companies (including intra- group facilities) at the date of this Agreement are given in the Disclosure Letter.

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3.2	Guarantees

To the best of the Principal Seller’s knowledge, information and belief, other than in the ordinary and usual course of business, or as implied by law or contained in its standard terms of business, there is no material outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given:

	3.2.1	by any Group Company; or

	3.2.2	for the benefit of any Group Company.

4	Assets

4.1	The Properties

	4.1.1	The Properties referred to in Schedule 9 are the only buildings, land or other property rights owned, occupied or otherwise used by the Group Companies.

	4.1.2	In relation to each Property, the Group Company named in Schedule 9 is the legal and beneficial owner of or the lessee or licensee as applicable of the whole Property.

	4.1.3	The Group Company named in Schedule 9 is in possession of the whole of each Property and no person is in, or otherwise entitled to, occupation or use.

	4.1.4	To the best of the Principal Seller’s knowledge, information and belief no Property is subject to any material Encumbrance.

	4.1.5	To the best of the Principal Seller’s knowledge, information and belief, no Group Company is aware of or has received written notice of, a dispute with any third party as to the use of any Property which would, if implemented or enforced, have a material adverse effect on the business of the Group carried out at the Properties.

	4.1.6	To the best of the Principal Seller’s knowledge, information and belief, there is no outstanding written notice from any planning authority in respect of a contravention of the relevant planning legislation or regulations in relation to each Property which would, if implemented or enforced, have a material adverse effect on the business of the Group carried out at the Properties.

4.2	Leases

Where the interest of the Group Companies in any Property is leasehold:

	4.2.1	the requisite details have been completed in Schedule 9;

	4.2.2	to the best of the Principal Seller’s knowledge, information and belief, no written notice has been received or served by the relevant Group Company alleging a breach or non-observance of any covenant, condition or agreement contained in the lease under which the Group Company holds its interest in the Property, on the part of the relevant landlord or the Group Company which would materially adversely affect the business of the Group carried out at the Property; and

	4.2.3	no rent reviews are currently under negotiation or the subject of a reference to an expert or an arbitrator in the courts.

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4.3	Properties subject to Leases and Other Agreements

Where any Property is the subject of any lease or other agreement relating to its occupation or use for the benefit of any person other than a Group Company:

	4.3.1	the requisite details have been completed in Schedule 9; and

	4.3.2	the Principal Seller has not issued or received, nor to the best of the Principal Seller’s knowledge, information and belief has any Group Company issued or received written notice alleging a breach or non-observance of any covenant, condition or agreement under such lease or agreement which would have a material adverse effect on the business of the Group carried on at the Property.

4.4	Ownership of Assets

All material assets included in the 2004 Unaudited Accounts or acquired by any of the Group Companies since 31 December 2004, other than the Properties, the Intellectual Property and any assets disposed of or realised in the ordinary course of business are, to the best of the Principal Seller’s knowledge, information and belief:

	4.4.1	legally and beneficially owned by the Group Companies;

	4.4.2	where capable of possession, in the possession or under the control of the relevant Group Company save for network assets that are in possession of a third party in the normal course of business;

	4.4.3	free from Encumbrances (other than through retention of title pending payment or which do not materially affect the value or utility or the asset); and

	4.4.4	not the subject of any factoring arrangement, conditional sale or credit agreement.

5	Intellectual Property and Information Technology

5.1	Definitions

For the purposes of paragraph 5:

“Business IP” means all Intellectual Property (including that subsisting in Information Technology) which is used by any Group Company in connection with its business;

“Business IT” means all Information Technology which is owned by any Group Company and/or used by any Group Company in connection with its business;

“Data Protection Legislation” means EC Directives 95/46/EC, 97/66/EC and 2002/58/EC and all implementing legislation within the European Union and other data protection legislation enacted outside the European Union;

“Data Protection Regulator” means any regulator appointed pursuant to Data Protection Legislation;

“Information Technology” means computer systems, software and hardware;

“Licensed Business IP” means Business IP that is owned or controlled by any of the Sellers;

“Owned Business IP” means Business IP which is owned by any Group Company;

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“Third Party Licensed Business IP” means Business IP other than Owned Business IP and Licensed Business IP.

5.2	Registered Intellectual Property

	5.2.1	Part 1 of Schedule 8 lists details of all Owned Business IP that is registered or the subject of applications for registration.

	5.2.2	All renewal fees falling due and owing in respect of registered Owned Business IP have been paid.

5.3	Unregistered Trade Marks

Part 2 of Schedule 8 lists all unregistered trade marks not subject to applications for registration forming part of the Owned Business IP and which are material to the business of any Group Company.

5.4	Infringement

	5.4.1	To the best of the Principal Seller’s knowledge, information and belief, the processes employed and the products and services dealt in by each Group Company do not amount to an infringement of any Intellectual Property rights of third parties and to the best of the Principal Seller’s knowledge, information and belief no written claims of infringement of any such rights or interests have been received by a Group Company in the six months prior to the date of this Agreement.

	5.4.2	To the best of the Principal Seller’s knowledge, information and belief, no third party is infringing any Owned Business IP.

5.5	Licences

	5.5.1	Brief details of material written and subsisting licences of Third Party Licensed Business IP granted to any Group Company are set out in Part 3 of Schedule 8.

	5.5.2	To the best of the Principal Seller’s knowledge, information and belief, no Group Company is in breach of any licence disclosed pursuant to paragraph 5.5.1.

	5.5.3	To the best of the Principal Seller’s knowledge, information and belief all of the Business IT is owned by or validly licensed or leased to a Group Company.

	5.5.4	Brief details of material written licences and agreements relating to Business IT are set out in Part 4 of Schedule 8. To the best of the Principal Seller’s knowledge, information and belief, no notice has been given by either side to terminate any such licences and agreements disclosed pursuant to this paragraph 5.5.4.

5.6	Part 5 of Schedule 8 lists the internet domain names that are to the best of the Principal Seller's knowledge, information and belief:

	5.6.1	registered by any Group Company;

	5.6.2	used by any Group Company in connection with its business; or

	5.6.3	registered at the request of any Group Company to prevent use by a third party.

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5.7	Data Protection

Insofar as is applicable, and to the Principal Seller’s knowledge, information and belief, no written notice alleging non-compliance with the Data Protection Legislation (including any enforcement notice, deregistration notice or transfer prohibition notice) has been received by any of the Group Companies from a Data Protection Regulator.

6	Contracts

6.1	Contracts

To the best of the Principal Seller’s knowledge, information and belief, none of the top 10 supplier contracts and the top 15 customer contracts (both by value) of the Group is likely to terminate or be breached, in each case as a result of its terms, as a result of the purchase of the Shares by the Purchaser pursuant to this Agreement.

6.2	Main Contracts

The Disclosure Letter contains a complete list of the top 10 supplier contracts and a complete list of the counterparties to the top 15 customer contracts (both by value) of the Group and true and accurate copies of these contracts have been made available in the Data Room.

6.3	Joint Ventures etc.

No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

6.4	Agreements with Connected Parties

	6.4.1	To the best of the Principal Seller’s knowledge, information and belief, there is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company and any current or former employee, current or former director or any current or former Consultant of any Group Company or any person connected with any of such persons or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business and save for retention agreements and harmonisation agreements referred to in the Disclosure Letter.

	6.4.2	Save for the Network Services Agreement, the Previous NSA, the Services Variation Agreement dated 21 October 2004 between ENSIL and the Company, the Tripartite Waiver Agreement dated 21 October 2004 between ENSIL, the Company and the Principal Seller (including the Partner Services Agreement), the Loan Novation Agreement dated 21 October 2004 between the Principal Seller, Radianz Proton Limited, Equant Finance B.V., Equant Proton Holdings Limited and Equant Network Services International Limited (including the letter dated 4 February 2005 between the Principal Seller and Radianz Proton Limited documenting the agreed reduced principal amount of the Second Loan pursuant to clause 5.3 of the Loan Novation Agreement), the Previous RSAs and agreements on normal commercial terms in the ordinary and usual course of business, to the best of the Principal Seller’s knowledge, information and belief, there are no contracts, arrangements or understandings between, on the one hand, any Group Company and, on the other

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hand, any of the Sellers, any person who is or was a shareholder, or the beneficial owner of any interest, in any Group Company or any other member of the Sellers’ Post-Closing Group or any person connected with any of them under which any material obligations or liabilities continue to be outstanding.

	6.4.3	To the best of the Principal Seller’s knowledge, information and belief, no Group Company is or has been party to any contract, arrangement or understanding under which any obligations or liabilities continue to be outstanding with any current or former employee or current or former director or any current or former Consultant of any Group Company or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business and save for retention agreements and harmonisation agreements referred to in the Disclosure Letter.

7	Employees and Employee Benefits

	7.1.1	So far as the Principal Seller is aware all Relevant Employees are at the date of this Agreement employed by a Group Company.

	7.1.2	The Data Room contains details, in relation to each Group Company, of:

		(i)	the total number of Relevant Employees;

		(ii)	the salary and other benefits, period of continuous employment, location, grade and age of each Senior Employee;

		(iii)	the contract of employment for each of the RLT Senior Employees;

		(iv)	a specimen contract of employment for each grade of Senior Employee other than the RLT Senior Employees, and where a Senior Employee’s (other than a RLT Senior Employee) contract of employment contains material departures from the specimen contract, details of those material departures;

		(v)	specimen terms and conditions of each grade or category of Relevant Employee;

		(vi)	the terms of the Consultancy Agreements; and

		(vii)	particulars of all outstanding loans from any Group Company to any Relevant Employee (whether of money or any other asset).

	7.1.3	So far as the Principal Seller is aware the Data Room contains details in relation to each Group Company, of:

		(i)	any agreement or arrangement with any Relevant Employee concerning the making of any payment or the provision of any benefit on termination of employment or in connection with the sale of the Company to the Purchaser which are not contained in the Relevant Employee’s contract of employment other than as may be required by law or national or industry-wide agreements or arrangements; and

		(ii)	any scheme or arrangement in place under which employees dismissed by reason of redundancy are entitled to payments in excess of statutory redundancy entitlements, calculated in accordance with Employment

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Rights Act 1996 (or any analogous legislation in any relevant jurisdiction) and none of the Group Companies has adopted any custom and practice of making any such payments on the dismissal for redundancy of employees.

	7.1.3	So far as the Principal Seller is aware since 1 January 2005, there have been no proposals to amend the terms of employment or the Consultancy Agreement of any Senior Employee in the US, or the contracts of employment or the Consultancy Agreement of any Senior Employee elsewhere.

	7.1.4	So far as the Principal Seller is aware the Relevant Employees do not undertake duties for any firm, person or company other than the Group Companies as part of their duties and responsibilities comprising their employment by any Group Company.

	7.1.5	So far as the Principal Seller is aware, there are no ongoing post-retirement medical or dental benefit obligations in respect of the Relevant Employees and/or Former Employees.

7.2	Termination of Employment

	7.2.1	So far as the Principal Seller is aware since 1 January 2005 no Senior Employee or Consultant has given or received notice terminating his or her employment or Consultancy Agreement.

	7.2.2	So far as the Principal Seller is aware there are no amounts owing to any Relevant Employee or Former Employee or their dependants other than remuneration accrued due (but not payable) since the most recent pay day or business expenses due to be reimbursed and there are no amounts owing to any Consultant or former Consultant or their dependants which should, under the terms of the relevant Consultancy or former Consultancy Agreement, have been paid.

	7.2.3	The sale of the B ordinary shares of £1 each in the capital of the Company (as they then were) by certain members of the Equant Group to the Principal Seller pursuant to the agreement between them dated 21 October 2004 did not at any time constitute an event entitling Senior Employees to any payments or benefits from the Company under the Retention Agreements.

7.3	Works Councils and Employee Representative Bodies

	7.3.1	So far as the Principal Seller is aware the Disclosure Letter lists all work councils, employee representative bodies and labour unions which by law or any collective bargaining agreement have the right to be informed and consulted on matters which affect the Relevant Employees.

	7.3.2	The Group Companies have complied with all obligations under the European Regulations or otherwise to provide information to and/or consult with or obtain consents from any Relevant Employees or any Employee Representative Bodies about the transactions effected by this Agreement or the Network Services Agreement. Notwithstanding any other provision of this Agreement, this warranty 7.3.2 is given by the Principal Seller at Closing and not at the date of this Agreement.

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7.4	Collective Bargaining Agreements etc.

So far as the Principal Seller is aware, other than national collective bargaining agreements or industry wide collective agreements, the agreements with Employee Bodies listed in the Disclosure Letter are all the material agreements between the Group Companies and Employee Bodies.

7.5	Industrial Disputes

	7.5.1	So far as the Principal Seller is aware no Group Company is involved in, and there are no circumstances likely to give rise to a dispute of material importance with any Employee Body or a material number of Senior Employees.

	7.5.2	So far as the Principal Seller is aware no Group Company is in any material respect, in breach of any obligations or undertakings contained in any employee dispute settlements, consent orders and decrees or conciliation agreements which have been handed down by a competent Court, tribunal or governmental body.

7.6	Discrimination and Health and Safety Claims

So far as the Principal Seller is aware, there is no investigation or enquiry outstanding by the Health and Safety Executive, the Commission for Racial Equality, the Equal Opportunity Commission or other similar commission, governmental agency or regulatory body in any country in relation to a Group Company.

7.7	Incentive Schemes

	7.7.1	So far as the Principal Seller is aware, the Principal Seller has provided to the Purchaser copies of the rules relating to all share incentive, share option, profit sharing, arrangements for or affecting any Relevant Employees, together with full details of all awards and options outstanding.

	7.7.2	So far as the Principal Seller is aware, except pursuant to the Loan Agreement dated 3 July 2000 between the Company and Mourant & Co. Trustees Limited, no Group Company is liable to pay any amount to any employee trust operating in conjunction with the Radianz 2000 Stock Option Plan.

7.8	Claims

So far as the Principal Seller is aware, no Relevant Employee, Consultant or Former Employee or former Consultant of any Group Company has any outstanding claim for damages (or other remedy) worth in excess of £100,000 against any Group Company:

	(i)	in respect of any accident or injury;

	(ii)	for breach of contract or statutory obligation; or

	(iii)	for loss of office or otherwise in connection with the termination of his contract.

and in each case there are no circumstances likely to give rise to any such claim.

7.9	Pensions

	7.9.1	No other employee benefit arrangements

(i) As far as the Principal Seller is aware, the Pension Schemes are the only employee benefit arrangements under which the Group Companies make or could become liable to make payments for providing retirement,

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provident fund, death, disability or life assurance benefits, except for mandatory arrangements under any public law, statute or regulation or under a mandatory collective bargaining arrangement to which any of the Group Companies contribute in compliance with the applicable law or regulation (the “State Schemes”). No proposal has been announced to establish any other arrangement for providing such benefits and the Group Companies do not provide and have not promised to provide any such benefits except under the Pension Schemes.

	(ii)	As far as the Principal Seller is aware, as at the date of this Agreement none of the Group Companies or any trade or business which is treated as a single employer (“ERISA Affiliate”) with the Group Companies under Section 414(b)(c)(m) or (o) of the United States Internal Revenue Code of 1986, as amended (the “US Code”) contributes to any ERISA Benefit Plan that is a multiemployer plan as defined in section 3(37) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or maintains any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the US Code.

7.9.2	Disclosure

	(i)	There are contained in the Data Room copies of all material documents creating and governing or describing the terms of the Pension Schemes and setting out the rates at which employer contributions to those schemes are paid and complete, accurate and up to date membership data with respect to each of the Pension Schemes, and with respect to all Group Company Pension Schemes all particulars relevant to the interests of the members in the Pension Schemes and necessary to establish their entitlements to benefits;

	(ii)	There is contained in the Data Room a true and complete copy of the most recent actuarial valuation in respect the Pension Schemes where there is a legal requirement to have an actuarial valuation;

	(iii)	No assets have been withdrawn from any of the Pension Schemes or policies surrendered (except to pay benefits) which would materially alter the details of assets or insurance policies held by or in respect of the Pension Schemes as disclosed in the Data Room.

7.9.3	Regulation and compliance

	(i)	As far as the Principal Seller is aware, the Pension Schemes are and have since their respective dates of commencement been in material compliance with, and managed and operated in accordance with, their terms and with all applicable laws, regulations and government taxation or funding requirements and each Group Company has complied with all its obligations in relation to the Pension Schemes, including laws related to the admission of part-time employees to membership of the Principal Seller’s UK DB Schemes (as defined in Schedule 7);

	(ii)	There is in force in relation to the Reuters Hong Kong Retirement Scheme a valid ORSO registration certificate and a valid MPF exemption certificate;

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(iii) The UK Pension Schemes are exempt approved schemes within the meaning of Chapter I Part XIV of the Income and Corporation Taxes Act 1988. Members of the UK Pension Schemes are contracted-out of the State Earnings Related Pension Scheme;

(iv) As far as the Principal Seller is aware, each of the US Plans which is intended to be a qualified plan has received a favourable determination letter from the IRS and such plan is so qualified under the US Code (or an application for such letter has been submitted to the IRS within the applicable remedial amendment period) or has been established pursuant to a prototype plan that has received a favourable opinion letter from the IRS.

	7.9.4	Contributions

As far as the Principal Seller is aware, none of the Group Companies has any outstanding liability for unpaid contributions or insurance premiums with respect to any of the Pension Schemes or the State Schemes.

	7.9.5	Disputes

As far as the Principal Seller is aware, there is no dispute about the benefits payable under or otherwise in relation to the Group Company Pension Schemes, no material claim by or against the trustees or managers of the Group Company Pension Schemes or any of the participating employers has been made or threatened, and there are no circumstances which might give rise to any such dispute or claim.

8	Legal Compliance

8.1	Licences and Consents

	8.1.1	All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (in each case the absence of which would have a material adverse affect on the business of the Group) (“Licences”) necessary for the carrying on of the businesses of each of the Group Companies:

(i) have been obtained (save that, in respect of Intellectual Property, this warranty is given to the Principal Seller’s knowledge, information and belief); and

(ii) are to the best of the Principal Seller’s knowledge, information and belief, in full force and effect.

	8.1.2	To the best of the Principal Seller’s knowledge, information and belief, there is no outstanding material breach of any Licences.

	8.1.3	To the best of the Principal Seller’s knowledge, information and belief, none of the Licences has been suspended, revoked or not renewed.

8.2	Compliance with Laws

	8.2.1	To the best of the Principal Seller’s knowledge, information and belief, there has been no breach by any Group Company of applicable material laws, bye-laws and

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regulations in any country in which it carries on business which is likely to have a material adverse effect on the Group taken as a whole.

	8.2.2	To the best of the Principal Seller’s knowledge, information and belief, there is no investigation disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or threatened in writing against any Group Company or any Relevant Employee for whose acts or defaults it may be vicariously liable which has had or is likely to have a material adverse effect upon the assets or business of the Group taken as a whole, save in respect of examinations or oppositions pending before any registry or similar body in relation to Intellectual Property.

	8.2.3	To the best of the Principal Seller’s knowledge, information and belief, no Group Company has received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body (save from a registry or similar body in respect of Intellectual Property) with respect to an alleged, actual or potential violation and/or failure to comply with any applicable material law, bye-law or regulation, or requiring it to take or omit any action which in any case has had or is likely to have a material adverse effect on the business of the Group.

9	Competition

9.1	To the best of the Principal Seller’s knowledge, information and belief, no Group Company has received any written communication, or written request for information, relating to an investigation of any Group Company’s business from or by the DGFT, the OFT, Competition Commission, Secretary of State for Trade and Industry, Commission of the European Communities or a competition or governmental authority of another jurisdiction.

9.2	To the best of the Principal Seller’s knowledge, information and belief, no Group Company is a party to any agreement, arrangement or concerted practice or is or has been carrying on any practice material to the business of the Group which in whole or in part may contravene or be invalidated by any antitrust, fair trading or similar legislation in any jurisdiction where the Group has assets or carries on business or sells its services.

10	Litigation

10.1	Current Proceedings

No Group Company is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business (none of which exceeds US$250,000)), which is material to the business of the Group.

10.2	Pending or Threatened Proceedings

To the best of the Principal Seller’s knowledge, information and belief, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of the type referred to in paragraph 10.1 is pending or threatened in writing by or against any Group Company.

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10.3	No Court Orders etc

To the best of the Principal Seller’s knowledge, information and belief, no Group Company nor any of the material properties, assets or operations which any Group Company owns or in which any Group Company is interested, is subject to any continuing injunction, judgment or order of any Court, arbitrator, governmental agency or regulatory body, nor is any Group Company in default (where such default would have a material adverse effect on the Group taken as a whole) under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any Court.

11	Insurance

11.1	Particulars of Insurances

The insurances of the Group Companies material to the business of the Group are listed in the Disclosure Letter.

11.2	Details of Policies

In respect of the insurances referred to in paragraph 10.1 and to the best of the Principal Seller’s knowledge, information and belief:

	11.2.1	all premiums and any related insurance premium taxes have been duly paid to date; and

	11.2.2	all the policies are in full force and effect.

11.3	Insurance Claims

	11.3.1	Details of all insurance claims for amounts in excess of US$250,000 made during the past three years are contained in the Disclosure Letter.

	11.3.2	No insurance claim for amounts in excess of US$250,000 is outstanding and, to the best of the Principal Seller’s knowledge, information and belief, no circumstances exist which are likely to give rise to a claim by the Group under any insurance policy in which the Group has an interest or which but for the application of any deductibles would constitute a claim for an amount in excess of US$250,000 under any such insurance policy.

11.4	Cash Calls

No Group Company has any liability whatsoever to Pender Mutual Insurance Company Limited to make compulsory cash calls in respect of any liability of Pender Mutual Insurance Company Limited.

12	Tax

	12.1	Returns, Records, Information and Clearances

12.1.1	All registrations, returns, claims, computations and notifications which, within the last six years, are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are materially up-to-date and, to a material extent, correct and (ii) none of them is, or, to

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the best of the Principal Seller’s knowledge, information and belief, is likely to be, the subject of any material dispute with any Tax Authority.

	12.1.2	Each Group Company is in possession of all records and documentation that it is obliged by law to hold for any Tax purpose and is in possession of sufficient information to enable it to deliver materially correct and materially complete returns and to compute any liability to Taxation or entitlement to any deduction, relief or repayment of Tax insofar as it depends on any Transaction occurring on or before Closing.

	12.1.3	Since the 2003 Accounts Date, no Group Company has filed any amended Tax returns.

	12.1.4	No Transaction has been effected by any US/UK Group Company in respect of which any consent or clearance from any Tax Authority, including, but without limitation, for exemption under Section 181 TCGA, was required or was sought (i) without such consent or clearance having been validly obtained before the Transaction was effected or (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance, or (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

	12.1.5	There are no circumstances that have arisen since any application to a Tax Authority for any consent, ruling or clearance was made which might, to the best of the Principal Seller’s knowledge, information and belief, reasonably be expected to cause such consent, ruling or clearance to be or become invalid or to be withdrawn by any Tax Authority concerned.

12.2	Taxation Claims, Liabilities and Reliefs

	12.2.1	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group Company which will be effectively in whole or in part withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time before Closing.

	12.2.2	No Group Company has made any claims, elections or surrenders relating to Reliefs or capital allowances since the submission of its Tax computations to the relevant Tax Authority in respect of the period to which the 2003 Accounts relate.

12.3	Special Regimes/Elections/Rulings/Audits

	12.3.1	There are set out in the Disclosure Letter, with express reference to this paragraph, material particulars of any agreement, arrangement or election between any US/UK Group Company and any Tax Authority pursuant to which the relevant US/UK Group Company is authorised or entitled not to comply with what but for such agreement, arrangement, election, ruling or notice would be its statutory obligation.

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	12.3.2	To the best of the Principal Seller’s knowledge, information and belief, no Group Company has taken any action in the last six years which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with any Tax Authority.

	12.3.3	To the best of the Principal Seller’s knowledge, information and belief, no Group Company has suffered any audit by any Tax Authority since the 2003 Accounts Date nor has it been notified that any such audit will or is expected to be made.

12.4	Penalties and Fines

Each Group Company has within the last six years properly and punctually paid all Taxation which it has become liable to pay and it has not, within the last six years, paid or become liable to pay any penalty, fine, surcharge or interest in connection with Taxation.

12.5	Group Company Tax Residence and Status

	12.5.1	To the best of the Principal Seller’s knowledge, information and belief, each Group Company has been resident for Tax purposes in the country of its incorporation and has not, in the last six years, been resident for Tax purposes nor had a permanent establishment anywhere else and will, to the best of the Principal Seller’s knowledge, information and belief, be so resident for Tax purposes at Closing. None of the Group Companies is a branch, agency or representative of another person and is not liable as agent or prescribed person for any Tax liability of another person. For the avoidance of doubt, references to residence for Tax purposes in this paragraph shall be construed as references to residence for Tax purposes as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention (save to the extent that residence for Tax purposes as determined by local law is or was at the relevant time determined by reference to the provisions of any relevant double taxation treaty or convention).

	12.5.2	At no time in the three years prior to the 2003 Accounts Date has there been a major change in the nature or conduct of any trade carried on by any Group Company.

	12.5.3	Nothing has been done and no event or series or events has occurred, or will occur, as a result of any contract, agreement or arrangement entered into before Closing, which might, when taken together with the entry into or Closing of this Agreement, cause or contribute to the disallowance to any US/UK Group Company of the carry forward of any losses or the carry back of any losses.

	12.5.4	There are no Encumbrances for any Taxation upon the assets, properties or business of any Group Company except Encumbrances for any Taxation not yet due or being contested in good faith or for which adequate reserves have been established in the 2003 Accounts.

	12.5.5	No Group Company is a party to, or is bound by, or has any obligation under, any agreement relating to the allocation or sharing of any Taxation

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(except for customary agreements to indemnify lenders or security holders) or, to the best of the Principal Seller’s knowledge, information and belief, has any liability for any Taxation of any person other than such Group Company, as a transferee, or successor or otherwise.

	12.5.6	No United States of America tax return required to be filed in respect of any Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after Closing in respect of any Taxation as a result of any: (i) agreement with a Tax Authority executed on or prior to Closing; or (ii) prepaid amount received on or prior to Closing.

12.6	Assets

	12.6.1	Closing

No asset of any Group Company shall be deemed under Section 179 TCGA to have been disposed of and reacquired in consequence of entering into or performance of this Agreement.

	12.6.2	Replacement of Business Assets

No claim has been made to any Tax Authority which could affect the amount of any gain accruing or being treated as accruing on a disposal of an asset of any US/UK Group Company.

12.7	Payroll Taxes and Social Security Contributions

	12.7.1	Each Group Company has properly operated any applicable payroll taxes and social security contribution systems and has made materially correct deductions as are required by law from all payments made or deemed to be made by it or on its behalf, and has duly accounted to the relevant Tax Authority for all sums so deducted and for all other amounts for which it is required to account under such payroll taxes or social security contributions systems and has fully complied with all filing and other requirements in respect of such payroll taxes or social security contribution systems.

	12.7.2	The Disclosure Letter sets out material details of any agreement whereby any Group Company has agreed to make any payment to or provide any benefit for any director, officer or employee of any Group Company, whether as compensation for loss of office, termination of employment or otherwise, which could give rise to a Tax liability of any Group Company or an obligation to pay additional amounts in respect of Tax or which would not be deductible in computing taxable profits.

12.8	Stamp Taxes

	12.8.1	No documents which form part of a Group Company’s title to any asset owned or possessed by it or which any Group Company may need to enforce or produce in evidence to establish the relevant Group Company’s title are liable to any form of Tax which has not been duly paid or which would attract Tax if brought within the relevant jurisdiction.

	12.8.2	Neither the entry into this Agreement nor Closing will result in the withdrawal of a relief granted in relation to any Tax related to the transfer of

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land or the grant of an interest in land on or before Closing which will affect any Group Company.

	12.8.3	The Disclosure Letter sets out full and accurate details of any land or interest in land acquired or held by any Group Company before Closing in relation to which an additional return will be required to be filed with any Taxation Authority and/or a payment of Tax made on or after Closing.

12.9	VAT and Sales Tax

	12.9.1	There are set out in the Disclosure Letter, with express reference to this paragraph, material particulars of:

(i) any land in which a Group Company has an interest and in relation to which an election has been made to waive exemption from VAT; and

(ii) any buildings or civil engineering works owned by any Group Company and completed within the last three years.

	12.9.2	Other than as set out in the Disclosure Letter, no Group Company has at any time been, or been treated as, a member of a group for the purposes of VAT.

	12.9.3	During the period in which any Group Company was a member of the Principal Seller VAT Group, the representative member of that VAT group, in all material respects, made, issued and kept up-to-date records, returns and invoices for the purposes of VATA 1994 in relation to transactions entered into by that Group Company, and was not in arrears with any payments or returns due and was not required to give security to HM Customs & Excise.

12.10	Tax Equalisation Payments

	12.10.1	For the purposes of this paragraph, “Taxation Benefits” means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation.

	12.10.2	No Group Company is liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefit (“Taxation Equalisation Payment”), nor is any Taxation Equalisation Payment to be received by any Group Company outstanding.

	12.10.3	No Group Company is under any obligation to surrender or otherwise transfer any Taxation Benefit.

	12.10.4	There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of all surrenders or other transfers of any Taxation Benefit made by or to any Group Company within the last two years.

12.11	Anti-Avoidance

	12.11.1	To the best of the Principal Seller’s knowledge, information and belief, no Group Company has entered into or will at any time up to and including

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Closing enter into any transaction forming part of any arrangement notifiable to any Tax Authority by reason in whole or in part of its having a main purpose of avoiding or reducing or deferring Taxation or that is otherwise required to be disclosed to any Tax Authority as a prescribed or potentially abusive transaction.

12.12	Provision for Taxation

	12.12.1	Proper provision or reserve has been made in the 2004 Accounts for all Taxation liable to be assessed on each Group Company, or for which each Group Company is or may become accountable in respect of:

(i) profits, gains or income (as computed for Taxation purposes) arising or accruing on or before the Accounts Date; and

(ii) any transactions effected on or before the Accounts Date or provided for in the 2004 Accounts.

	12.12.2	To the best of the Principal Seller’s knowledge, information and belief, the Tax computations attached to the Disclosure Letter accurately describe the carried forward losses and capital allowances of the US/UK Group Companies as at 31 December 2004.

13	Important Business Issues Since the 2004 Accounts Date

Save as disclosed in the 2004 Unaudited Accounts, in the normal course of business or as contemplated by the capital expenditure forecast for the Group set out in the Don Brook presentation dated 12 January 2005 and/or taken into account in the Estimated Cash, Debt and Working Capital Statement, since 31 December 2004 and taken as a whole over that period as regards each Group Company:

13.1	there has been no material adverse change in the financial or trading position;

13.2	save in respect of the negotiation, conclusion and implementation of the Network Services Agreement and this Agreement (and the agreements and arrangements ancillary to the Network Services Agreement and this Agreement), the business has been carried on as a going concern in the ordinary and usual course, without any material interruption or material alteration in its nature, scope or manner;

13.3	no material capital commitments have been entered into or proposed by any Group Company. For these purposes a material capital commitment, in respect of the Company or the US Company, is one involving capital expenditure of over US$500,000 exclusive of amounts in respect of VAT and, in respect of any other Group Company, is one involving capital expenditure of over US$200,000 exclusive of amounts in respect of VAT;

13.4	no Group Company has declared, made or paid any dividend or other distribution to its members; and

13.5	to the best of the Principal Seller’s knowledge, information and belief, neither the Company nor the US Company has incurred any additional borrowings or incurred any other indebtedness in each case in excess of US$500,000 and, no other member of the Group has incurred any additional borrowings or incurred any other indebtedness in each case in excess of US$200,000.

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14	General

14.1	Authority and Capacity

	14.1.1	Each of the Sellers and each of the Group Companies is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

	14.1.2	Each of the Sellers has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

	14.1.3	Each of the documents referred to in paragraph 14.1.2 will, when executed, constitute valid and binding obligations on each of the Sellers who is a party to it, in accordance with its respective terms.

	14.1.4	Each of the Sellers has taken all corporate action required by it to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

15	Insolvency etc.

	15.1.1	The Company is not and, to the best of the Principal Seller’s knowledge, information and belief, none of the Subsidiaries are, insolvent or unable, as defined by Section 123 of the Insolvency Act 1986, to pay its debts.

	15.1.2	The Company has not and, to the best of the Principal Seller’s knowledge, information and belief, none of the Subsidiaries, have proposed or intends to propose any arrangement of any type with its creditors generally or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

	15.1.3	The Company has not and, to the best of the Principal Seller’s knowledge, information and belief, none of the Subsidiaries, nor any creditor of any Group Company has presented any petition, application or other proceedings for any administration order, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body, or by any creditor or by the company itself nor has any such order or relief been granted or appointment made.

	15.1.4	To the best of the Principal Seller’s knowledge, information and belief, no order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up any Group Company or whereby the assets of any Group Company are to be distributed to creditors or shareholders or other contributories of any Group Company.

	15.1.5	No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or similar official has been appointed in respect of the whole or any part of the business or assets of the Company, or to the best of the Principal Seller’s knowledge, information and belief, any Subsidiary, nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

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15.1.6	To the best of the Principal Seller’s knowledge, information and belief, no creditor of any Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Group Company or is likely to do so in the immediate future.

15.1.7	The Company is not, and to the best of the Principal Seller’s knowledge, information and belief, none of the Subsidiaries is in material default of any of its material obligations in relation to any of the financial facilities referred to in paragraph 3.1 of this Schedule.

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Schedule 5
Purchaser Warranties

1	Authority and Capacity

1.1	Incorporation

The Purchaser is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of England.

1.2	Authority to enter into Agreement

	1.2.1	The Purchaser has the legal right and full power and authority to enter into and perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

	1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.

1.3	Authorisation

The Purchaser has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

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Schedule 6
Limitations on Liability and Claims Procedure

(Clause 11)

Part 1
Limitations

1	Time Limitation for Claims

The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty or under any Principal Seller’s Indemnity (other than the Principal Seller’s Indemnities given in paragraph 1.4 of Schedule 12) in respect of any claim unless a notice of the claim is given by the Purchaser to the Principal Seller:

1.1	in the case of any claim under paragraph 12 of Schedule 4 (tax) or under the Tax Indemnity, within * following Closing;

1.2	in the case of any claim under paragraph 1.4 of Schedule 12 (insurance) or any claim under paragraph 8.1 of Schedule 7 (Pensions), within * following Closing; and

1.3	in the case of any other claim, within * following Closing, except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1, 14.1.1, 14.1.2, 14.1.3 or 14.1.4 of Schedule 4.

2	Minimum Claims

2.1	Subject to paragraph 2.3 below, the Principal Seller shall not be liable for breach of any Principal Seller’s Warranty or under the Tax Indemnity ((or under any Principal Seller’s Indemnity in respect of any individual claim (or a series of claims arising from related facts or circumstances) where the liability agreed or determined (disregarding the provisions of this paragraph 2)) in respect of any such claim or series of claims does not exceed *.

2.2	Subject to paragraph 2.3 below, where the liability agreed or determined in respect of any such claim or series of claims exceeds *, subject as provided elsewhere in this Schedule 6, the Principal Seller shall be liable for the amount of the claim or series of claims as agreed or determined.

2.3	The references to * in paragraphs 2.1 and 2.2 above shall be deemed to be references to * in respect of any claim for a breach of a Principal Seller’s Warranty which can only be made in respect of a Principal Seller’s Closing Warranty.

3	Aggregate Minimum Claims

3.1	The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty unless the aggregate amount of all claims for which the Principal Seller would otherwise be liable for breach of any Principal Seller’s Warranty (disregarding the provisions of this paragraph 3) exceeds *.

3.2	Where the liability agreed or determined in respect of all claims referred to in Clause 3.1 exceeds * subject as provided elsewhere in this paragraph 3, the Principal Seller shall be liable for the full amount of all such claims as agreed or determined and not just the excess over *.

* text has been redacted for confidentiality

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4	Maximum Liability

4.1	The aggregate liability of the Principal Seller in respect of all breaches of the Principal Seller’s Warranties shall not exceed .

4.2	The aggregate liability of the Principal Seller in respect of all claims under paragraph 2.1.5 of the Tax Indemnity shall not exceed .

5	Contingent Liabilities

The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty or any claim under any Principal Seller’s Indemnity in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this Clause shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in paragraph 1 and specifying the matters set out in Part 2 of this Schedule.

6	Provisions

The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty or any claim under any Principal Seller’s Indemnity or any claim under the Tax Indemnity in respect of any claim if and to the extent that proper allowance, provisions or reserve is made in the 2004 Accounts (other than in respect of a claim for breach of warranty 2.1.3) for the matter giving rise to the claim or has been taken into account in the Cash, Debt and Working Capital Statement.

7	Matters Arising Subsequent to this Agreement

The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty or under the Tax Indemnity or under any Principal Seller’s Indemnity (other than in respect of a claim under paragraph 8.1 of Schedule 7 (Pensions)) in respect of any matter to the extent that the same would not have occurred but for:

7.1	Agreed matters

(other than the Principal Seller’s Indemnity given in paragraph 1.3 of Schedule 12) any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or the Network Services Agreement or otherwise at the written request or with the written approval of the Purchaser;

7.2	Acts of the Purchaser

(other than the Principal Seller’s Indemnity given in paragraph 1.3 of Schedule 12) any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, committed or effected after Closing:

	7.2.1	otherwise than in the ordinary and usual course of business and in the knowledge (or which ought reasonably to have been in the knowledge) that such act, omission or transaction might give rise to, or increase the extent of, a claim under this Agreement or in circumstances where such claim was reasonably foreseeable as a result of such act, omission or transaction; or

	7.2.2	otherwise than pursuant to a legally binding commitment to which the Group is subject on or before Closing; or

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	7.2.3	any admission of liability made in breach of the provisions of this Schedule 6 after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser or by a member of the Purchaser’s Group on or after Closing (provided that this paragraph 7.2.3 shall not apply in respect of a claim under the Tax Indemnity);

7.3	Changes in legislation

	7.3.1	the passing of, or any change in, after Closing, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at Closing; or

	7.3.2	any change after Closing of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities; or

7.4	Accounting and Taxation Policies

any reorganisation (including a cessation of, or any change in the nature or conduct, of the whole or part of any trade) or change in ownership of any Group Company after Closing or any change in accounting or Taxation policy, basis, method or practice of the Purchaser or any of the Group Companies introduced or having effect after Closing.

8	Tax Warranties

The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty contained in paragraph 12 of Schedule 4 (tax) or under the Tax Indemnity in respect of any matter:

8.1	to the extent that the same would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser, and/or any Group Company after Closing to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Taxation in the Cash, Debt and Working Capital Statement and was fully and fairly disclosed on the face of the Cash, Debt and Working Capital Statement; or

8.2	to the extent that the same arises by reason of a voluntary disclaimer by any Group Company after Closing of the whole or part of any allowance to which any of them is entitled under the Capital Allowances Act 2001 or by reason of the revocation by any Group Company after Closing of any claim for Relief made (whether provisionally or otherwise) by any of them prior to Closing to the extent in each case that such allowance or Relief is taken into account in the Cash, Debt and Working Capital Statement.

*

9	Net Financial Benefit

The Principal Seller shall not be liable for breach of any Principal Seller’s Warranty or under any Principal Seller’s Indemnity (other than paragraph 8.1 of Schedule 7 (Pensions)) or under the Tax Indemnity in respect of any Losses suffered by the Purchaser or any Group Company to the extent of any corresponding savings by or net quantifiable financial benefit to the Purchaser or any Group Company as a result of such Losses or the facts giving rise to such Losses (for example, without limitation, where the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result

* text has been redacted for confidentiality

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of the matter giving rise to such liability) but having regard to any delay which may be experienced in enforcing or utilising such saving or net financial benefit.

10	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to or increase a liability in respect of any claim for breach of any Principal Seller’s Warranty or Principal Seller’s Indemnity (other than in respect of a claim under paragraph 8.1 of Schedule 7 (Pensions) or under paragraph 1.3 of Schedule 12).

11	Reliefs

11.1	If the auditors for the time being of the Company shall certify (at the request and expense of the Principal Seller) that any Losses or damage giving rise to a claim under any of the Principal Seller’s Warranties contained in paragraph 12 of Schedule 4 (Tax) which has resulted in a payment having been made or becoming due from the Principal Seller under this Agreement will give rise to a Relief for any Group Company which would not otherwise have arisen, then the amount of that Relief shall, to the extent that it has not already been taken into account pursuant to paragraph 9 (Net Financial Benefit) in excluding or reducing a liability for breach of any Principal Seller’s Warranty, be dealt with in accordance with paragraph 11.2; provided that if the Relief in question is a deduction from or offset against income, profits or gains, the amount to be so dealt with shall be a sum equal to the amount of Taxation that would be saved through the use of that Relief on the basis of the rates of tax current at the date of the certification made by the auditors under this paragraph.

11.2	Where it is provided under paragraph 11.1 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 11.2:-

	11.2.1	the Relevant Amount shall first be set off against any payment then due from the Principal Seller under this Agreement; and

	11.2.2	to the extent there is an excess, a refund shall be made to the Principal Seller of any previous payment or payments made by the Principal Seller under this Agreement and not previously refunded under this paragraph up to the amount of such excess; and

	11.2.3	to the extent that the excess referred to in paragraph 11.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Principal Seller under this Agreement.

11.3	Where any such certification as is mentioned in paragraph 11.1 has been made, the Principal Seller or the Purchaser or the relevant Group Company may request the auditors for the time being of the relevant Group Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

If the auditors certify under paragraph 11.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 11.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the

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above mentioned substitution shall be made as soon as practicable by the Principal Seller or (as the case may be) to the Principal Seller.

12	Purchaser’s Right to Recover

	12.1.1	Recovery for Actual Liabilities

The Principal Seller shall not be liable for any claim for breach of any Principal Seller’s Warranty or under any Principal Seller’s Indemnity unless and until the liability in respect of which the claim is made has become due and payable.

	12.1.2	Prior to Recovery from the Principal Seller etc.

If, before the Principal Seller pays an amount in discharge of any claim under this Agreement (other than under the Tax Indemnity or under paragraph 12 of Schedule 4 (Tax)), any member of the Purchaser’s Group or any Group Company recovers or is entitled to recover or claim (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any member of the Purchaser’s Group or any Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall not take steps to enforce a claim against the Principal Seller following notification under this Schedule 6 unless and until all reasonable steps are taken by the relevant member of the Purchaser’s Group and the relevant Group Company to enforce such recovery or make and pursue such claim and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

	12.1.3	Following Recovery from the Principal Seller etc.

If the Principal Seller has paid an amount in discharge of any claim under this Agreement (other than under the Tax Indemnity or under paragraph 12 of Schedule 4 (Tax)) and any member of the Purchaser’s Group or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any member of the Purchaser’s Group or any Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group or relevant Group Company shall, pay to the Principal Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim or if less (ii) the amount previously paid by the Principal Seller to the Purchaser less any Taxation attributable to it.

13	Purchaser’s knowledge

Without prejudice to Clause 10.2, the Principal Seller shall not be liable under the Principal Seller’s Warranties in relation to any matter forming the basis of a claim of which any of the BT Employees was aware on or before the date of this Agreement.

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14	Double Claims

Without limitation to paragraph 9, the Purchaser (and those deriving title from the Purchaser) shall not be entitled to recover from the Sellers under this Agreement more than once in respect of the same Losses.

15	Fraud

None of the limitations contained in this Schedule 6 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct, wilful concealment or gross negligence by the Sellers, any Group Company or any of their respective directors, officers, employees or agents.

16	Reliefs

None of the Principal Seller’s Warranties is, or is to be construed as, warranting that any Relief of a Group Company can be used or set-off against profits or Taxation liability of any person after Closing.

17	Sellers’ Post-Closing Group employees

The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Sellers’ Post-Closing Group or any employee of a member of the Sellers’ Post-Closing Group on whom it may have relied before agreeing to any term of this Agreement and any other Agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other agreement.

18	Separate provisions

Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions to this Schedule.

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Schedule 6
Part 2
Conduct of Claims

1	Notification of Potential Claims

If the Purchaser or any Group Company becomes aware of any fact, matter or circumstance that may give rise to a claim against the Principal Seller under the Principal Seller’s Warranties (other than under paragraph 12 of Schedule 4 (Tax)) or the Principal Seller’s Indemnities, the Purchaser shall as soon as reasonably practicable give a notice in writing to the Principal Seller setting out such information as is available to the Purchaser or Group Company as is reasonably necessary to enable the Principal Seller to assess the merits of the claim (including if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event)), to act to preserve evidence and to make such provision as the Principal Seller may consider necessary.

Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Principal Seller is prejudiced by the failure.

2	Commencement of Proceedings

Any claim notified pursuant to paragraph 1 (other than in respect of a claim under paragraph 8.1 of Schedule 7 (Pensions)) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the giving of notice in accordance with paragraph 1 or in the case of any contingent liability, if later, six months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it (i) have been commenced by being both properly issued and validly served and (ii) are being and continue to be progressed by the Purchaser as diligently as reasonably practicable.

3	Investigation by the Principal Seller

In connection with any matter or circumstance (other than in respect of a claim under paragraph 8.1 of Schedule 7 (Pensions)) that:

3.1	may give rise to a claim against the Principal Seller under the Principal Seller’s Warranties (other than under paragraph 12 of Schedule 4 (Tax)) or the Principal Seller’s Indemnities, the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Principal Seller and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

3.2	may give rise to a claim against the Principal Seller under the Principal Seller’s Warranties (other than under paragraph 12 of Schedule 4 (Tax)) or the Principal Seller’s Indemnities, the Purchaser shall disclose to the Principal Seller all material of which the Purchaser is aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Principal Seller or its financial, accounting or legal advisers may reasonably request subject to the Principal Seller agreeing in such form as the

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Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question; and

3.3	may give rise to a claim against the Principal Seller under the Principal Seller’s Indemnities the Principal Seller may, at its option, undertake the defence of any third party claim against the Purchaser or any Group Company (a “Third Party Claim”) by notice in writing to the Purchaser and in such circumstances the Principal Seller will have the exclusive right to contest, defend, litigate and settle such Third Party Claim either before or after litigation at such time and on such terms as the Principal Seller considers appropriate (provided that where any Third Party Claim might reasonably be expected to have a material adverse impact on the Group’s employee relations, the Principal Seller shall consult with the Purchaser and keep it fully informed with respect to such claim and obtain the Purchaser’s approval to all material steps taken in the conduct of the defence of such claim, such approval not to be unreasonably withheld or delayed). If the Principal Seller does not elect to assume the defence of a Third Party Claim, the Principal Seller will nonetheless be entitled to participate in such defence. After notice from the Principal Seller to the Purchaser of the Principal Seller’s election to assume the defence of a Third Party Claim, the Principal Seller will not be liable under the Principal Seller’s Indemnities for any expenses of the Purchaser’s legal advisers which are subsequently incurred in connection with the defence of such Third Party Claim;

3.4	may give rise to a claim against the Principal Seller under the Principal Seller’s Warranties (other than under paragraph 12 of Schedule 4 (Tax)) or the Principal Seller’s Indemnities, the Purchaser shall (wherever the Principal Seller has not elected to undertake the defence of a Third Party Claim itself) co-operate with and consult the Principal Seller and keep the Principal Seller fully informed with respect to any Third Party Claim and follow and comply with all reasonable requests and instructions of the Principal Seller with respect to the conduct of such defence and the actions to be taken in respect of it (provided that where any requests or instructions of the Principal Seller might reasonably be expected to have a material adverse impact on the Group’s employee relations, the Purchaser shall have the right to approve such requests or instructions, such approval not to be unreasonably withheld or delayed); and

3.5	may give rise to a claim against the Principal Seller under the Principal Seller’s Warranties (other than under paragraph 12 of Schedule 4 (Tax)) or the Principal Seller’s Indemnities and, whether or not the Principal Seller shall have assumed the defence of the Third Party Claim, the Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to entry of any judgment with respect thereto, without the prior written consent of the Principal Seller (which consent shall not be unreasonably withheld or delayed), and the Principal Seller will not be subject to any liability under the Principal Seller’s Indemnities or otherwise for any such admission, settlement, compromise, discharge or consent to judgment made by a Purchaser without such prior written consent of the Principal Seller.

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Schedule 7
Principal Seller’s Pension Schemes

(Clause 9)

1	Definitions

“Actuary’s Letter” means in relation to each of the Principal Seller’s DB Schemes the letter from the Principal Seller’s Actuary to the Purchaser’s Actuary in respect of that scheme, which will be agreed between the actuaries prior to the Closing Date with both parties using their reasonable endeavours to procure that the actuaries agree the terms of the letter at least 3 weeks after the date of this Agreement or if earlier, by 31 March 2005. In the event that the actuaries do not agree the Actuary’s Letter within this timescale, either party may refer the matter to be determined by an independent actuary, to be nominated by the Principal Seller and the Purchaser jointly, or if they cannot agree, by the President of the Faculty of Actuaries on application by either party. The independent actuary will act as an expert and not as an arbitrator, and his decision will be final and binding on the parties. His costs will be payable equally by the Principal Seller and the Purchaser;

“Austrian Scheme” means the Radianz Pension Fund – Victoria-Volksbanken;

“BTRP” means the BT Retirement Plan established by a trust deed and rules dated 17 April 2001.

“Contingency Benefits” means health insurance, death in service benefit, disability and incapacity early retirement benefits and administration of these benefits. For the avoidance of doubt this includes all benefits which arise under the Principal Seller’s UK DB Schemes, other than benefits accrued in respect of service prior to the Principal Seller’s UK DB Scheme Leaving Date but including benefits calculated by reference to prospective pensionable service.

“Group Company Pension Schemes” means the Pension Schemes listed in Item 2 of Schedule 11.

“Hong Kong Scheme” means the Reuters Hong Kong Retirement Scheme;

“Non-UK Employee” means an employee of a Group Company who immediately before Closing is an active member of any of the Pension Schemes other than the UK Pension Schemes.

“Norway Scheme” means the Radianz Norway Vital Forsikring.

“Payment Date” means the date on which payment is due under paragraph 3.5.

“Principal Seller’s Actuary” means in relation to each of the Principal Seller’s UK DB Schemes, the actuary appointed by the Principal Seller for the purpose of this Schedule in relation to that scheme.

“Pension Schemes” means the pension arrangements listed in Item 1 of Schedule 11.

“Principal Seller’s Overseas Schemes” means the Austrian Scheme, the Hong Kong Scheme, the Switzerland Scheme and the Norway Scheme.

“Principal Seller’s UK DB Schemes” means:

(i) the Reuters Pension Fund established by a trust deed dated 13 December 1893; and

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	(ii)	the Equant Pension Scheme established by a trust deed and rules dated 1 December 2000.

“Purchaser’s Actuary” means Jeff Hunt of KPMG, or another actuary appointed by BT for the purpose of this Schedule.

“Purchaser’s DB Scheme” means Section C of the BT Pension Scheme known as the BTPS established by rules dated 2 March 1983.

“Principal Seller’s UK DB Scheme Leaving Date” means 31 March 2005 or such later date notified to the Purchaser in writing.

“RRP” means the Reuters Retirement Plan established by trust deed and rules dated 31 March 1999.

“Transfer Date” means the (i) date six months after Closing, or (ii) such earlier date nominated by the Purchaser in relation to each of the Principal Seller’s Overseas Schemes, or (iii) if the Purchaser does not make any election pursuant to paragraph 6.1 in relation to one of the Principal Seller’s Overseas Schemes, then in relation to that scheme the Closing Date.

“Switzerland Scheme” means the Personnel Foundation of Reuters SA.

“Transitional Period” means the period between the Closing Date and the Transfer Date.

“UK Employee” means an employee of a Group Company who immediately before Closing is an employee of a Group Company located in the United Kingdom.

“TUPE Employees” means the IME/Editorial Employees as defined in the Network Services Agreement.

2	The Purchaser’s DB Scheme

2.1	The Purchaser confirms that the Purchaser’s DB Scheme is a contracted-out scheme and an exempt approved scheme for the purposes of Chapter I Part XIV of the Income and Corporation Taxes Act 1988.

2.2	The Purchaser will before the Closing Date invite employees of any Group Company and any of the TUPE Employees who are active members of the Principal Seller’s UK DB Schemes immediately before the Principal Seller’s UK DB Scheme Leaving Date to join the Purchaser’s DB Scheme on the Closing Date:

	2.2.1	in the case of employees who were members of the Reuters Pension Fund, on its normal terms; and

	2.2.2	in the case of employees who were members of the Equant Pension Scheme, on its normal terms but in either case with Pensionable Service (as that term is defined in the Purchaser’s DB Scheme) backdated to the Principal Seller’s UK DB Scheme Leaving Date.

2.3	The Principal Seller will promptly after the Principal Seller’s UK DB Scheme Leaving Date and in any event within 4 weeks of that date provide details of the individual transfer payments as set out in paragraph 3.1 to the Purchaser, who will within 2 weeks of receipt of those details (or if later after the Closing Date) invite each such employee as referred to in paragraph 2.2 who accepts the invitation referred to in paragraph 2.2, in terms approved by the Purchaser and Principal Seller (such approval not to be unreasonably withheld or

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delayed), to consent within 4 weeks of the invitation to a transfer of assets being made for him from the Principal Seller’s UK DB Schemes to the Purchaser’s DB Scheme.

2.4	For the period from the Principal Seller’s UK DB Scheme Leaving Date until the Closing Date the Principal Seller undertakes that it will provide and pay all costs of providing Contingency Benefits for the employees of any Group Company and the TUPE Employees who immediately prior to the Principal Seller’s UK DB Scheme Leaving Date were active members of the Principal Seller’s UK DB Schemes as if those employees remained active members of the Principal Seller’s UK DB Schemes.

2.5	The Purchaser will credit each employee who accepts the invitation referred to in paragraph 2.2 with Pensionable Service (as that term is defined in the Purchaser’s DB Scheme) in the Purchaser’s DB Scheme in respect of the period from the Principal Seller’s UK DB Scheme Leaving Date until the Closing Date and the Principal Seller will reimburse any Group Company or the Purchaser’s Group for the cost of such credit by paying to the Purchaser an amount equal to 18.2% in respect of those employees accruing Pensionable Service at a 1/60th accrual rate and a correspondingly increased rate in respect of those employees with a higher accrual rate (in the case of the Reuters’ Pension Fund) and 22% (in the case of the Equant Pension Scheme) of the relevant employees’ aggregate Scheme Salaries (as that term is defined in the Purchaser’s DB Scheme) for the period save and to the extent that the relevant amount is reflected in the Cash Debt and Working Capital Statement. Payment under this paragraph will be due within one week of the Purchaser notifying the Principal Seller of the identities of the employees in question. Interest will be payable on any amount due under this paragraph at 2% above the base rate of Barclays Bank plc from time to time in respect of the period from the week after the amount became due until the date of payment.

3	Transfer Payment from the Principal Seller’s UK DB Schemes

3.1	The Principal Seller will use its reasonable endeavours to ensure that on the Payment Date the trustees of the Principal Seller’s UK DB Schemes transfer to the Purchaser’s DB Scheme for each UK Employee who requests or consents to a transfer of their accrued rights from the Principal Seller’s UK DB Schemes to the Purchaser’s DB Scheme in response to the invitations referred to in paragraph 2.3, an amount equal to the greater of:

	3.1.1	the full cash equivalent (calculated in accordance with the Pension Schemes Act 1993 and the Pensions Act 1995) in respect of that employee; and

	3.1.2	a share of the assets of the Principal Seller’s UK DB Schemes which bears the same ratio to the total assets of the Principal Seller’s UK DB Schemes as the liabilities accrued in respect of that UK Employee bears to the total liabilities of the Principal Seller’s UK DB Schemes, calculated as at the Principal Seller’s UK DB Scheme Leaving Date on the bases set out in the Actuary’s Letter.

3.2	The amount referred to in paragraph 3.1 will be adjusted between Closing and the Payment Date as set out in the Actuary’s Letter.

3.3	The amount referred to under paragraph 3.1 will initially be calculated in respect of each person to whom an invitation is to be issued under paragraph 2.3 by the Principal Seller’s Actuary. The Principal Seller will ensure that the Purchaser’s Actuary is supplied within 4 weeks of the Principal Seller’s UK DB Scheme Leaving Date with all information reasonably required by the Purchaser’s Actuary to enable him to verify the Principal Seller’s Actuary’s calculations. If the Principal Seller’s Actuary and the Purchaser’s Actuary

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cannot agree on the amount within one month of the date on which the Purchaser’s Actuary is supplied with all such information, either party may require the amount to be determined by an independent actuary, to be nominated by the Principal Seller and the Purchaser jointly, or if they cannot agree, by the President of the Faculty of Actuaries on application by either party. The independent actuary will act as an expert and not as an arbitrator, and his decision will be final and binding on the parties. His costs will be payable equally by the Principal Seller and the Purchaser.

3.4	Payment to the Purchaser’s DB Scheme is conditional on the Inland Revenue having consented to the making of the payment.

3.5	Payment to the Purchaser’s DB Scheme is due by the latest of the following:

	3.5.1	13 months after Closing;

	3.5.2	fourteen days after the Purchaser has notified the Principal Seller of the employees who have accepted the invitation referred to in paragraph 2.3. The Purchaser will use its reasonable endeavours to notify the Principal Seller of any such employees within 11 weeks of the Principal Seller’s UK DB Scheme Leaving Date; and

	3.5.3	seven days after the date when the condition in paragraph 3.4 has been satisfied.

3.6	If the trustees of the Principal Seller’s DB Schemes do not pay the amount calculated in accordance with paragraphs 3.1 and 3.2 in full on the Payment Date, the Principal Seller will immediately pay to the Purchaser or as the Purchaser shall direct the amount of the difference together with interest at the rate of 2 per cent above the rate of Barclays Bank plc from time to time between the Payment Date and the date on which payment is actually made.

3.7	If after the payment of the shortfall amount set out in paragraph 3.6, the Purchaser receives a reduction in its liability to corporation tax as a result of being able to treat a payment of an amount equal to the shortfall payment set out in paragraph 3.6 to the Purchaser’s DB Scheme as deductible for corporations tax purposes, the Purchaser will pay to the Principal Seller within 14 days after the Purchaser would otherwise have been liable to pay the amount of the corporation tax saved, a sum equal to that corporation tax reduction provided that the Purchaser shall have no obligation to make a payment if the Purchaser has any liability to tax as a result of the payment of the shortfall amount set out in paragraph 3.6 unless and to the extent that the tax deduction exceeds such liability.

4	Voluntary Contributions

Nothing previously contained in this Schedule will apply to voluntary contributions paid to secure money purchase benefits or to money purchase benefits secured by them. However, the Principal Seller will use reasonable endeavours to ensure that the assets representing voluntary contributions of UK Employees who request or consent to a transfer of their accrued rights from the Principal Seller’s UK DB Schemes to the Purchaser’s DB Scheme will be transferred to the Purchaser’s DB Scheme and the Purchaser will ensure that in that event its scheme provides benefits for the members concerned equal in value to the amounts transferred.

5	BTRP

The Purchaser undertakes with the Principal Seller that all the employees of a Group Company and any of the TUPE Employees who immediately before the Closing Date are active members of the RRP will be invited to become members of BTRP with effect from the Closing Date in respect

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of their service with any Group Company or the Purchaser on and after that date, on the normal terms of BTRP.

6	Transitional Period of Participation for Principal Seller’s Overseas Schemes

The following will apply in respect of the Principal Seller’s Overseas Schemes during the Transitional Period.

6.1	The Purchaser may prior to the Closing Date by written notice to the Principal Seller elect that a Transitional Period shall apply in relation to each of the Principal Seller’s Overseas Schemes.

6.2	The Principal Seller will (subject to local legal requirements) use its reasonable endeavours to ensure that the Group Company which is the employer of employees in the relevant jurisdiction can continue to participate in the Principal Seller’s Overseas Schemes.

6.3	The Principal Seller will give the Purchaser 3 months’ written notice of any amendment to be made to the Principal Seller’s Overseas Schemes which would affect the benefits, contributions or eligibility of employees of the relevant Group Company or which might increase the amounts payable to the Principal Seller’s Overseas Schemes by the relevant Group Company or decrease the amounts payable by the Principal Seller’s Overseas Schemes to any pension scheme of the Purchaser in the relevant jurisdiction. The Purchaser may consent to a shorter notice period being given (such consent not to be unreasonably withheld or delayed).

6.4	The Purchaser undertakes that it will procure that the relevant Group Company will pay to the Principal Seller’s Overseas Schemes, employer contributions, at the rate of:

	6.4.1	1 per cent of its participating employees’ pensionable salary (as that term is defined in the Austrian Scheme) below the Austria Social Security ceiling and 10 per cent above (plus its share of administrative expenses) in respect of the Austrian Scheme;

	6.4.2	10 per cent of its participating employees’ pensionable salary (as that term is defined in the Hong Kong Scheme) (plus its share of administrative expenses) in respect of the Hong Kong Scheme;

	6.4.3	13 per cent of its participating employees’ pensionable salary (as that term is defined in the Switzerland Scheme) (inclusive of its share of administrative expenses) in respect of the Switzerland Scheme; and

	6.4.4	at such rates of its participating employees’ pensionable salary (as that term is defined in the Norway Scheme) (inclusive of its share of administrative expenses) calculated on an individual basis as set out in the Data Room in respect of the Norway Scheme.

6.5	The Purchaser undertakes that it will procure that the relevant Group Company will comply in all other material respects with the provisions of the Principal Seller’s Overseas Schemes which apply to it as an employer.

6.6	The Purchaser undertakes that it will procure that the relevant Group Company will not exercise any power, right or discretion, including the giving or withholding of consent to any event or course of action, conferred on the relevant Group Company or on the Purchaser by the Principal Seller’s Overseas Schemes, except on such terms as the Principal Seller may agree in writing, such agreement not to be unreasonably withheld or delayed.

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6.7	The Purchaser undertakes that it will procure that the relevant Group Company will not cause or allow the pensionable salary for the purposes of the relevant scheme of any employee of the relevant Group Company participating in the Principal Seller’s Overseas Schemes to be increased, except on such terms as the Principal Seller may agree in writing, such agreement not to be unreasonably withheld or delayed. For the avoidance of doubt, where the calculation of the amount of company contributions to the relevant Principal Seller’s Overseas Scheme under paragraph 6.4 above includes an allowance for increases to pensionable salary in line with the relevant scheme’s valuation assumptions, then the Principal Seller will not normally withhold consent to increases to such pensionable salaries in line with those assumptions or charge further contributions.

6.8	The Purchaser undertakes that it will procure that the relevant Group Company will appoint the Principal Seller (or its nominee), to act on its behalf in relation to the Principal Seller’s Overseas Schemes for the purpose of dealing with any local legal requirements and to do all such acts and execute and/or sign all such documents on its behalf as the Principal Seller or the administrators of the Principal Seller’s Overseas Schemes may reasonably consider necessary or desirable in connection therewith without prejudice to the terms of this Schedule.

6.9	The Purchaser will pay to the Principal Seller, or as it may direct, an amount which indemnifies the Principal Seller, or would, if paid to any subsidiary or associate of the Principal Seller indemnify them, (on an after-tax basis) against all liabilities, costs, claims, demands and expenses (including reasonable legal and actuarial fees) arising out of or in connection with the participation of any relevant Group Company at any time during the Transitional Period in the Principal Seller’s Overseas Schemes, provided that the indemnity will not apply where the liabilities, costs, claims, demands or expenses are a direct result of a negligent act or omission by the Principal Seller or any subsidiary or associate of it, in default of its obligations under this Agreement.

7	Non-UK Employees

7.1	With effect from Closing, then if the Purchaser decides not to continue any pension arrangement operated prior to Closing by a Group Company in any country in respect of its Non-UK Employees employed in that country, the Purchaser will offer the Non-UK Employees membership of the same pension arrangement of the Purchaser (if any) as a comparable newly-hired employee of the Purchaser working in the same country as the relevant Non-UK Employee would be allowed to join, provided that they satisfy any eligibility conditions for the relevant pension arrangement of the Purchaser, on the terms ordinarily applicable to such newly-hired employees.

7.2	If there is more than one pension arrangement or more than one set of terms of general application which could apply to comparable newly-hired employees in any country, the Purchaser reserves the right to decide which pension arrangement or what terms of general application will apply.

8	Indemnities

8.1	The Principal Seller will pay to the Purchaser or as it may direct an amount which indemnifies the Purchaser or would, if paid to any of the Purchaser’s Group (including after Closing any of the Group Companies indemnify them (on an after-tax basis)) against all liabilities, costs, claims, demands and expenses (including legal and actuarial fees) arising out of or in connection with the participation of any of the Group Companies at any time

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prior to the Closing Date in the Principal Seller’s UK DB Schemes including (but without limitation):

	8.1.1	arising under Sections 75 or 75A of the Pensions Act 1995; or

	8.1.2	under a “Contribution Notice” or “Financial Support Direction” issued under the Pensions Act 2004.

8.2	The Principal Seller will pay to the Purchaser or as it may direct an amount which indemnifies the Purchaser or would, if paid to any of the Purchaser’s Group (including after Closing any of the Group Companies) indemnify them (on an after-tax basis) against all liabilities, costs, claims, demands and expenses (including legal and actuarial fees) arising out of or in connection with the failure at any time of the Principal Seller’s UK DB Schemes to provide benefits to any member of the Principal Seller’s UK DB Schemes who retires, dies or otherwise leaves service after the Principal Seller’s UK DB Scheme Leaving Date and before the Closing Date as if the relevant member had been an active member of the relevant Principal Seller’s UK DB Scheme as at the date of retirement, death or other leaving.

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Schedule 10
The Shares

Number of Shares beneficially owned by each of the Sellers:

Full name	Number of Ordinary Shares	Number of Preference Shares
Reuters Limited	490	7,900
Blaxmill (Six) Limited	510	–
Reuters C LLC	–	5,100
Reuters America LLC	–	2,800
TOTAL	1,000	15,800

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Schedule 11
Pension Schemes Definition

Item 1:

“Pension Schemes” means:

(i)	Reuters Austria Private Pension Plan (Austria);

(ii)	Radianz Pension Fund – Victoria-Volksbanken (Austria);

(iii)	Reuters GmbH Stage II Plan (Germany);

(iv)	Radianz Belgium Swiss Life Plan (Belgium);

(v)	Kontant Pension (Denmark);

(vi)	Finland TEL (Finland);

(vii)	Versorgungswerk der Presse (Germany);

(viii)	Reuters Hong Kong Retirement Scheme (Hong Kong);

(ix)	Italian Plan operated by the Fondo Pensioni Unipol Insieme (Italy) (this includes contributions in respect of the TFR (termination indemnity);

(x)	INDPAI (Italy);

(xi)	Reuters Japan Retirement Pension Plan (Japan);

(xii)	Plan de Pension Swiss Life (Luxemburg);

(xiii)	Reuters Swiss Life Netherlands Pension Plan (Netherlands);

(xiv)	Radianz Norway Vital Forsikring (Norway);

(xv)	Reuters Pension Allianz Portugal (Portugal);

(xvi)	Plan de Pensiones del Groupo Reuters (Spain);

(xvii)	Radianz Sweden ITP Plan (Sweden);

(xviii)	Personal Foundation of Reuters SA (Switzerland);

(xix)	Reuters UK Retirement Plan (UK);

(xx)	Reuters Pension Fund (UK);

(xxi)	The Equant Pension Scheme (UK);

(xxii)	Radianz 401(K) Plan (USA);

(xxiii)	Radianz Executive Retirement Plan (USA);

(xxiv)	Pensionskasse (salary deferral) (Germany);

(xxv)	TFR (termination indemnity) (Italy);

(xxvi)	Reuters Interpolis DC pension plan (Netherlands);

(xxvii)	AMP Corporate Superannuation Fund;

(xxviii)	Colonial Select Superannuation Fund; and

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(xxix)	Australian Private Super Fund.

Item 2:

“Group Company Pension Schemes” means:

(i)	Reuters Austria Private Pension Plan

(ii)	Radianz Pension Fund – Victoria – Volksbanken (Austria);

(iii)	Kontant Pension (Denmark);

(iv)	TFR – termination indemnity (Italy);

(v)	Radianz Norway Vital Forsikring (Norway);

(vi)	Reuters GmbH Stage II Plan (Germany);

(vii)	Radianz Belgium Swiss Life Plan (Belgium);

(viii)	Radianz Sweden ITP Plan (Sweden);

(ix)	Radianz 401(K) Plan (USA); and

(x)	Radianz Executive Retirement Plan (USA).

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Schedule 12
Indemnities

(Clause 12)

1	The Principal Seller covenants to pay to the Purchaser an amount equal to the amounts payable by the Purchaser, the Purchaser’s Group or any of the Group Companies in respect of and/or, in the case of paragraph 1.4 below, any Losses suffered as a result of:

1.1	Disposal of the Voice Services Business

the settlement or discharge of any claims brought pursuant to the indemnities given under or pursuant to the business purchase agreement dated 30 June 2004 between Radianz Global Limited, Radianz Americas Inc., Westcom Dedicated Private Lines Limited and Westcom Dedicated Private Lines Inc entered into for the sale by the Group of its voice services business to Westcom Dedicated Private Lines Inc. and Westcom Dedicated Private Lines Limited (other than as a result of the actions of the Purchaser or any Group Company following Closing);

1.2	Employment Indemnities

the race discrimination claims made by the two employees of the Group who work as sales people in its New York City office and in respect of which a demand letter was received by the Group on 1 September 2004 and the claim for equal pay and unfair selection for redundancy brought by Iolanda Hudson, an ex-employee of the Company who took voluntary redundancy as part of the Radianz VR programme in May 2004 and in respect of which she has filed a claim in an employment tribunal (case number: 3201386/2004);

1.3	Stock Option Plans

amounts determined to be payable as a result of a successful challenge to the basis on which the Cash Cancellation Proposal is implemented or calculated, any additional amounts payable pursuant thereto, and any amounts payable in settlement of any challenge on terms agreed by the Principal Seller, together with the costs of defending any action brought in relation to the Cash Cancellation Proposal (but shall not extend to any amounts payable as a result of the valid exercise of an Option where the holder acquires C Shares); and

1.4	PMIC

in circumstances where (1) PMIC is liable to indemnify the Group under the public and product liability sections of the Group’s general liability insurance policy with PMIC in place as at the date of this Agreement for such Losses but is unable or refuses to do so due to PMIC’s insolvency and/or (2) PMIC would have been liable to indemnify the Group for such Losses but for the restructuring of the Company’s policy with PMIC in 2004.

2	With respect to each of the above, the Purchaser shall not be entitled to make a claim to the extent that such amounts are settled prior to the Closing Statement Date or are included in the Cash, Debt and Working Capital Statement.

3	This Schedule 12 is subject to the terms of Schedule 6 to the extent stated therein as applicable.

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Schedule 13
Further Tax Provisions

1	Interpretation

In this Schedule:

	1.1	the following expressions bear the following meanings namely:

“Group Tax Relief” means any Relief available between members of a group, fiscal unity or consolidation for Taxation purposes whether in the United Kingdom or any other jurisdiction;

“Permanent Establishment Business” means, any business carried out by Radianz Americas Inc. through a permanent establishment outside of the jurisdiction of its incorporation and/or any business carried out by Radianz Global Limited though a permanent establishment outside of the jurisdiction of its incorporation;

“Pricing Arrangements” means any operations between Radianz Global Limited and other Group Companies, the terms of which are referred to in paragraph 12.5.2 of the Disclosure Letter, being on terms other than would have been entered into between independent enterprises acting at arm’s length;

“RGL Transfer Pricing Enquiry” means the enquiry made by the United Kingdom Inland Revenue into transfer pricing referred to in the second sub-paragraph of paragraph 12.1.1 of the Disclosure Letter;

“TA” means the Income and Corporation Taxes Act 1988;

“Tax Audits” means the audit in respect of New York general corporate income tax referred to at paragraph 12.3.3 of the Disclosure Letter, the audit in respect of Texas franchise tax referred to at paragraph 12.3.3 of the Disclosure Letter and each of the audits in respect of VAT referred to at paragraph 12.3.3 of the Disclosure Letter and “Tax Audit” means any one of them;

“Tax Warranties” means the warranties set out in paragraph 12 of Schedule 4 (Tax) to this Agreement and “Tax Warranty” shall be construed accordingly;

“Transaction” means any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation and any change in accounting reference date;

“UK Allocation” means the possible or actual misbooking of the revenue or revenues referred to at in the third sub-paragraph of paragraph 12.1.1 of the Disclosure Letter;

“VATA 1994” means the Value Added Tax Act 1994; and

“Warranty Liability” means any loss, damage or liability giving rise to a claim under the Tax Warranties;

	1.2	references to “profits” include income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been or treated as earned, accrued or received for Taxation purposes;

	1.3	“Tax Liability” means a liability to make an actual payment of Taxation (or an amount in respect of Taxation) or the setting off against profits or against a Taxation

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liability (in either case in respect of which but for such setting off the Group Company concerned would have had a liability to pay Taxation in respect of which a claim could have been made under this Schedule) of any Relief to the extent that such Relief has been taken into account in, or in computing a provision for Taxation in, the Cash, Debt and Working Capital Statement or which is not available before Closing but arises in respect of a Transaction or Transactions occurring after Closing and the amount of the Taxation shall in such case be deemed to be the amount of Taxation for which a claim could have been made under this Schedule but for such setting off; and

	1.4	references to the “Purchaser” shall, where the benefit of this Schedule has been assigned under Clause 15.5 of this Agreement, mean the person or persons for the time being entitled to the benefit of this Schedule.

2	Covenant

	2.1	Subject to any other provisions of this Schedule, the Principal Seller agrees to pay to the Purchaser on the due date for payment an amount equal to:

		2.1.1	any VAT payable by any Group Company attributable to any supplies, self supplies, or importations or acquisitions made for VAT purposes by or to the members of the Principal Seller VAT Group (other than any Group Company) on or prior to the date on which the Group Companies cease (or ceased) to be members of the Principal Seller VAT Group and the deeming provisions of Section 43(1) VATA 1994 shall be disregarded in determining what supplies, self supplies or importations or acquisitions have been made or are deemed to have been made by or to any person for the purposes of this paragraph 2.1.1;

		2.1.2	any Tax Liability for which a Group Company becomes liable by virtue of the operation of Sections 767A, 767AA and 767B TA where the “taxpayer company” (as referred to in Section 767A(1)(a) TA) or the “transferred company” (as referred to in Section 767AA(1)(a) TA) is at, or was at any time prior to, Closing controlled by the Principal Seller or by a Group Company or is at any time within 3 years after Closing controlled by the Principal Seller or by any company that controls the Principal Seller (defining “control” and “controlled” for the purposes of this paragraph 2.1.2 in accordance with Section 767B TA);

		2.1.3	any Tax Liability of a Group Company under Section 179 Taxation of Chargeable Gains Act 1992 or paragraph 58 of Schedule 29, Finance Act 2002 which arises in consequence of a Group Company ceasing on or prior to Closing to be a member of a group for the purposes of any Taxation;

		2.1.4	any Tax Liability for which a Group Company becomes liable in consequence of the failure by any company (other than a Group Company) which has at any time (whether before or after Closing) been a member of a group, fiscal unity or consolidation (as defined from time to time for any Taxation purpose) of which the Group Company has at any time prior to Closing been a member to discharge Taxation;

		2.1.5	any liability of a Group Company to pay or account for any US Sales Tax in respect of services supplied to or by a Group Company on or before

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Closing and which are not taken into account in the Cash, Debt and Working Capital Statement;

		2.1.6	any Tax Liability arising in respect of periods ending or Transactions effected or occurring on or before Closing and any reasonable costs and expenses for which a Group Company becomes liable as a result of the RGL Transfer Pricing Enquiry;

		2.1.7	any Tax Liability arising in respect of periods ending or Transactions effected or occurring on or before Closing for which a Group Company becomes liable as a result of the UK Allocation except to the extent that that Tax Liability is provided for in the 2004 Accounts;

		2.1.8	any Tax Liability arising in respect of periods ending or Transactions effected or occurring on or before Closing and any reasonable costs and expenses for which a Group Company becomes liable as a result of any Tax Audit;

		2.1.9	any Tax Liability arising in respect of periods ending or Transactions effected or occurring on or before Closing for which Radianz Americas Inc. or Radianz Global Limited becomes liable as a result of Permanent Establishment Business;

		2.1.10	any Tax Liability of a Group Company arising in respect of periods ending or Transactions effected or occurring on or before Closing as a result of any Pricing Arrangements; and

		2.1.11	all reasonable costs and expenses (including the costs and expenses of taking any action under this Schedule) properly incurred or payable by the Purchaser and the Group Companies in connection with or in consequence of any matter for which the Principal Seller is liable under this Schedule.

	2.2	Any payments made under paragraph 2.1 shall be treated as an adjustment to the consideration paid by the Purchaser for the Shares under the terms of this Agreement.

3	Exclusions

	3.1	The Principal Seller shall not be liable under paragraph 2 above and shall not be liable for breach of any Tax Warranty:

		3.1.1	to the extent that the Tax Liability or Warranty Liability has been compensated for by insurers without cost to the Purchaser and/or any Group Company; or

		3.1.2	to the extent that the Tax Liability or Warranty Liability arises or is increased as a consequence of any failure by the Purchaser to comply with its obligations under paragraph 4 (Mitigation), paragraph 6 (Pre-Closing Computations) or paragraph 7 (Claims); or

		3.1.3	to the extent that the Purchaser or a Group Company has recovered under any relevant statutory provision an amount corresponding to the Taxation which gave rise to the Tax Liability or Warranty Liability (and the Purchaser shall procure that no such recovery is sought to the extent that payment is made under paragraph 2); or

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3.1.4	to the extent that recovery has been made in respect of the same subject matter under this Agreement.

	3.2	The provisions of Clause 11 of this Agreement shall have effect as if expressly incorporated in this Schedule and in the case of conflict between the other provisions of this Agreement and this Schedule, this Schedule shall prevail.

4	Mitigation

The Purchaser shall, at the direction in writing of the Principal Seller, procure that the relevant Group Company (or relevant Group Companies) take(s) all such steps as the Principal Seller may require to:-

	4.1	use in the manner hereinafter mentioned all such Reliefs arising as a consequence of or by reference to any Transaction occurring (or deemed to occur) on or before Closing or in respect of a period ended on or before Closing and not as a consequence of or by reference to a Transaction occurring (or deemed to occur) after Closing or in respect of a period commencing after Closing as are available to the relevant Group Company (or relevant Group Companies) to reduce or eliminate any Tax Liability or Warranty Liability in respect of which the Purchaser has given notice under paragraph 7 (Claims) of this Schedule (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Tax Liability or Warranty Liability to the extent specified by the Principal Seller and permitted by law;

	4.2	make all such claims and elections specified by the Principal Seller in respect of any accounting period of the relevant Group Company (or relevant Group Companies) commencing before Closing as have the effect of reducing or eliminating any such Tax Liability or Warranty Liability as is mentioned in paragraph 4.1, provided that no such claim or election shall require the relevant Group Company (or relevant Group Companies) to use any Relief which arises solely as a consequence of or by reference to a Transaction occurring (or deemed to occur) after Closing or in respect of a period commencing after Closing;

	4.3	allow the Principal Seller to reduce or eliminate any Tax Liability or Warranty Liability as is mentioned in paragraph 4.1 by surrendering, or procuring the surrender by any company (other than a Group Company), of Group Tax Relief to the relevant Group Company (or relevant Group Companies) to the extent permitted by law but without any payment being made in consideration for such surrender; and

	4.4	allow the Principal Seller to reduce or eliminate any Tax Liability or Warranty Liability as is mentioned in paragraph 4.1 by joining in a valid election under Section 179A of the Taxation of Chargeable Gains Act 1992 with any company (other than a Group Company) specified by the Principal Seller (in which case no payment in connection with the election shall be made by the relevant Group Company (or Group Companies) to the other company in question), provided that neither the Purchaser nor any Group Company shall be required to take any such steps if any Group Company or any member of the Purchaser’s Group would suffer a liability to Tax or incur any cost or expense in excess of US$20,000 for which the Principal Seller is not liable under this Schedule.

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5	Due Date for Payment

	5.1	The due date for payment under paragraph 2.1 shall be as follows:

		5.1.1	where a liability of the Principal Seller arises from a liability of the Purchaser or a Group Company to make a payment of Taxation which has not at the date of the notice under paragraph 7.1 been made, the date falling five (5) Business Days before the latest date on which that Taxation may be paid to the relevant Tax Authority without a liability to interest or penalties accruing; and

		5.1.2	in any other case, including where any payment of Taxation has already been made, five (5) Business Days after service by the Purchaser of a notice containing a written demand in respect of the matter for which the Principal Seller is liable.

	5.2	Any payment due to be made under this Schedule shall carry interest from the due date for payment until actual payment at the rate per annum of 2.5 per cent. above LIBOR provided that interest shall not accrue for any period in respect of which interest due to the relevant Tax Authority is included in the payment due to be made under this Schedule before the application of this paragraph 5.2. Such interest shall accrue from day to day and shall be compounded monthly.

6	Pre-Closing Computations

	6.1	Subject to and in accordance with the provisions of this paragraph 6, the Purchaser or its duly authorised agents shall (or shall procure that the relevant Group Company shall), at the Purchaser’s cost (but subject to the provisions of paragraph 7.1 below):

		6.1.1	prepare, submit and deal with (or procure the preparation and submission of) all computations and returns relating to Taxation; and

		6.1.2	prepare, submit and deal with (or procure the preparation and submission of) all claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes;

in respect of all periods relevant for Taxation purposes of each Group Company beginning before Closing (the “Pre-Closing Accounting Periods”).

	6.2	The Principal Seller hereby agrees to cancel any existing authority held by any employee or agent of or adviser to the Principal Seller to sign tax documents relevant to the matters set out in paragraph 6.1 above (“Tax Documents”) on behalf of any Group Company with effect from Closing.

	6.3	Subject to clause 6.6 (below), the Purchaser shall procure, in relation to the Pre- Closing Accounting Periods, that:

		6.3.1	the Principal Seller receives draft copies of the returns of the Group Companies in respect of corporation tax within 30 days or within a reasonable period prior to their submission to the appropriate Tax Authority and the Purchaser shall take account of any reasonable written comments made by the Principal Seller on those draft returns prior to submission of the relevant returns to the appropriate Tax Authority;

		6.3.2	the Principal Seller is kept fully informed of the progress of all matters relating to the Taxation affairs of the Group Companies in relation to the

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Pre-Closing Accounting Periods to the extent that they could give rise to a liability of the Principal Seller under this Schedule or for breach of the Tax Warranties;

	6.3.3	the Principal Seller is sent copies of all material correspondence (including Tax Documents) from any Tax Authority insofar as it is relevant to the matters referred to in paragraph 6.1 above as soon as reasonably practicable after receipt thereof;

	6.3.4	the Principal Seller receives draft copies of all correspondence (including Tax Documents) proposed to be sent to any Tax Authority insofar as it is relevant to the matters referred to in paragraph 6.1 above within 30 days or within a reasonable period prior to their being sent to the appropriate Tax Authority and the Purchaser shall take account of any reasonable written comments made by the Principal Seller on such draft correspondence prior to the relevant correspondence being sent to the appropriate Tax Authority; and

	6.3.5	the Principal Seller is consulted in relation to the matters referred to in paragraph 6.3.2 above and shall take into account any reasonable written comments of the Principal Seller in relation to such matters.

6.4	The Principal Seller shall procure that the Purchaser and the Group Companies and their duly authorised agents are (on reasonable notice in writing to the Principal Seller) afforded such reasonable assistance by members of the Sellers’ Post- Closing Group as may be necessary to enable the Purchaser to discharge its obligations under this paragraph 6.

6.5	Neither the Purchaser nor any Group Company shall be required by this paragraph 6 to take any action which will be unduly onerous or materially prejudicial to it.

6.6	The Purchaser shall procure that:

	6.6.1	the Principal Seller receives draft copies of the returns of the Group Companies to the extent that they relate to US Sales Tax, the UK Allocation, Pricing Arrangements, the Tax Audits, the RGL Transfer Pricing Enquiry or Permanent Establishment Business within 30 days or within a reasonable period prior to their submission to the appropriate Tax Authority and the Purchaser shall fully implement in a manner satisfactory to the Principal Seller all written comments made by the Principal Seller on those draft returns prior to submission of the relevant returns to the appropriate Tax Authority;

	6.6.2	the Principal Seller is kept fully informed of the progress of all matters relating to the Taxation affairs of the Group Companies in relation to US Sales Tax, the UK Allocation, Pricing Arrangements, the Tax Audits, Permanent Establishment Business and the RGL Transfer Pricing Enquiry to the extent that they could give rise to a liability of the Principal Seller under this Schedule (or could increase the likelihood of such liability arising);

	6.6.3	the Principal Seller is sent copies of all correspondence (including Tax Documents) which relate to US Sales Tax, the UK Allocation, Pricing Arrangements, the Tax Audits, Permanent Establishment Business and the

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RGL Transfer Pricing Enquiry, from any Tax Authority insofar as they could give rise to a liability of the Principal Seller under this Schedule (or could increase the likelihood of such liability arising) as soon as reasonably practicable after receipt thereof;

		6.6.4	the Principal Seller receives draft copies of all correspondence (including Tax Documents) proposed to be sent to any Tax Authority which relate to US Sales Tax, the UK Allocation, Pricing Arrangements, the Tax Audits, Permanent Establishment Business and the RGL Transfer Pricing Enquiry insofar as they could give rise to a liability of the Principal Seller under this Schedule (or increase the likelihood of such liability arising) within 30 days or within a reasonable period prior to their being sent to the appropriate Tax Authority and the Purchaser shall fully implement in a manner satisfactory to the Principal Seller all written comments made by the Principal Seller on such draft correspondence prior to the relevant correspondence being sent to the appropriate Tax Authority; and

		6.6.5	the Principal Seller is consulted in relation to US Sales Tax, the UK Allocation, Pricing Arrangements, the Tax Audits, Permanent Establishment Business and the RGL Transfer Pricing Enquiry and shall fully implement in a manner satisfactory to the Principal Seller all written comments made by the Principal Seller which relate to US Sales Tax, the UK Allocation, Pricing Arrangements, the Tax Audits, Permanent Establishment Business or the RGL Transfer Pricing Enquiry.

	6.7	This paragraph 6 shall operate without prejudice to the provisions of paragraph 7.

7	Claims

	7.1	If the Purchaser or any Group Company becomes aware after Closing of any matter which could give rise to a liability under this Schedule or to a claim for breach of any Tax Warranty, the Purchaser shall procure that notice of that matter is given as soon as reasonably practicable to the Principal Sellers and as regards any such matter the Purchaser shall itself or shall procure that the Group Company concerned shall at the request of the Principal Seller take such action as it may reasonably request to deal with the matter but subject as set out in paragraph 7.2 and paragraph 7.3 and subject to the Purchaser and the Group Company being indemnified and secured to their reasonable satisfaction by the Principal Seller against all losses (including additional Taxation), costs, damages and expenses which may be incurred as a result.

	7.2	The Purchaser and each Group Company shall be at liberty without reference to the Principal Seller to deal with any matter which could give rise to a liability under this Schedule and settle any such matter with a Tax Authority (i) if the Purchaser so elects, in which case the Principal Seller shall have no liability under this Schedule in respect of such matter or (ii) if the Principal Seller delays unreasonably in giving any such request as is mentioned in paragraph 7.1 above provided that the Purchaser or Group Company concerned has notified the Principal Seller of its intention to so deal with the matter and has afforded the Principal Seller a period of five (5) Business Days to respond.

	7.3	If the Principal Seller wishes to make an appeal to the Commissioners of the Inland Revenue or any other appellate body, tribunal or court (whether in the United

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Kingdom or elsewhere in the world) against any assessment or determination of any Tax Authority in respect of which the Principal Seller is liable under this Schedule, the Principal Seller shall consult with the Purchaser, but the Purchaser shall not be required to procure that the relevant Group Company makes any such appeal unless a tax counsel of at least ten years standing (instructed jointly by the Principal Seller and the Purchaser, at the Principal Seller’s cost) has given an opinion that such appeal should succeed.

	7.4	The Purchaser shall procure that the Principal Seller and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Group Companies and such other reasonable assistance as may be necessary to enable the Principal Seller to exercise its rights under this paragraph 7.

	7.5	Subject to the other provisions of this paragraph 7, the actions which the Principal Seller may reasonably request under paragraph 7.1 shall include (without limitation) the relevant Group Company applying to postpone (so far as legally possible) the payment of any Taxation and/or allowing the Principal Seller to take on at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the matter in question.

8	Purchaser’s Indemnity

The Purchaser shall pay to the Principal Seller an amount equal to the amount of any Taxation for which the Principal Seller or any member of the Seller’s Group becomes liable by virtue of the failure of the Purchaser, any Group Company or any member of a group, fiscal unity or consolidation of which the Purchaser or a Group Company is a member after Closing to discharge Taxation (and, in the case of failure to so discharge by a Group Company, only where the due date for payment of such Taxation arises after Closing) and for which the Purchaser or the Group Company is primarily liable, except to the extent such Taxation:

	8.1	is subject to a valid claim under this Agreement or this Schedule by the Purchaser which has not been satisfied or could be the subject of any such valid claim, assuming that a claim was made in respect of such Taxation (ignoring for these purposes Clause 11 of this Agreement as applied by paragraph 3.2 of this Schedule); or

	8.2	has been recovered under any relevant statutory provision (and the Principal Seller shall procure that no such recovery is sought to the extent that payment is made under this paragraph 8).

The provisions of paragraph 5 (Due Date for Payment) and paragraph 7 (Claims) shall apply to any liability of the Purchaser under this paragraph 8 as if references therein to the “Purchaser” were to the “Principal Seller” and vice versa and with such other modifications as are necessary.

9	Recovery from Third Parties

If the Principal Seller pays an amount, either under paragraph 2 or in discharge of any claim for breach of any Tax Warranty, and any Group Company is entitled to recover from some other person (other than a Group Company or any member of the Purchaser's Group) any sum in respect of that Taxation, then the Purchaser shall:

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	9.1	as soon as reasonably practicable notify the Principal Seller of such entitlement and shall, if so requested by the Principal Seller and subject to the Purchaser and the Group Company being indemnified and secured to their reasonable satisfaction by the Principal Seller against all losses (including additional Taxation), damages, costs and expenses which may be reasonably incurred, procure that the Group Company takes all reasonable steps to enforce that recovery (keeping the Principal Seller fully and promptly informed of the progress of any action taken); and

	9.2	account to the Principal Seller within 10 Business Days of recovering any such amount for the whole of any sum so recovered (including any interest or repayment supplement paid to the Purchaser or a Group Company) less any costs and expenses of recovery (including any Taxation which would not have been incurred but for the recovery of that amount) up to an amount not exceeding the amount of any such payment previously made by the Principal Seller in respect of such Taxation.

10	Activities of the Group Companies after Closing

Following Closing, the Purchaser shall not take any action which for the purposes of Schedule 7AC to the Taxation of Chargeable Gains Act 1992 (Exemption for Disposals by Companies with Substantial Shareholdings) will result in the Group Companies ceasing to carry on the same activities immediately after Closing as they were carrying on immediately before Closing except to the extent that such action is contemplated by or taken in connection with the entry into or performance of this Agreement or the Network Services Agreement.

11	Effect of Discharge of Claim

For the avoidance of doubt and subject to the other provisions of this Schedule (including paragraph 3.1.4), the Principal Seller shall remain liable in accordance with the terms of this Schedule notwithstanding that any Taxation giving rise to a liability to make a payment under paragraph 2 of this Schedule is or has been discharged or suffered by the relevant Group Company, whether before or after the date of this Schedule and whether by payment or by the loss or utilisation of any Relief or right to repayment of Taxation.

12	Effect of Waiver, Release

Any liability under this Schedule may in whole or in part be released, compounded or compromised or time or indulgence given by the person to whom the liability is owed in its absolute discretion as regards any of the persons under such liability without in any way prejudicing or affecting its rights against any other or others of those persons under the same or a like liability whether joint and several or otherwise.

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Schedule 16
Proposals under the Plan

1.	The Principal Seller shall use its best endeavours to procure that, as soon as practicable after the date of this Agreement, the board of directors of the Company passes a written resolution resolving:

	(i)	to amend the rules of the Plan to give the board of directors of the Company discretion to cancel outstanding Options in consideration for a cash payment as set out in the Agreed Terms (“Amended Rules”);

	(ii)	that Options will not become exercisable in connection with the sale of the Shares pursuant to this Agreement provided that a Cash Cancellation Proposal is made in accordance with the Amended Rules;

	(iii)	that the vesting of unvested Options will not be accelerated in connection with the sale of the Shares pursuant to this Agreement;

	(iv)	to cancel all outstanding Options (both vested and unvested Options) for a consideration payment of US$0.10 per C Share under Option pursuant to the Amended Rules such cancellation to take effect immediately following Closing;

	(v)	that an Exit (as defined in the Amended Rules) has not occurred by reason of the Relevant Event (as defined in the Amended Rules);

	(vi)	to notify holders of Options as soon as practicable of the matters referred to above which notice shall contain a binding commitment from the Principal Seller to procure the making of a cash cancellation payment to the holders of Options; and

	(vii)	to acknowledge that upon the cash cancellation proposal being notified to the holders of Options, Rule 5.7A.2 of the Amended Rules shall be satisfied

2.	The Principal Seller shall use its best endeavours to procure that the Company shall:

	(i)	as soon as practicable following the passing of the written resolution referred to in paragraph 1 notify holders of Options of the matters referred to in paragraph 1(ii) to (vi) as appropriate, in a form to be agreed by the Purchaser acting reasonably; and

	(ii)	make such arrangements as are appropriate to ensure that the cash cancellation payment is made to holders of Options as soon as practicable following Closing.

3.	The Purchaser agrees to bear the cost of making the payment to cancel the Options.

4.	The Principal Seller and the Purchaser shall, and shall use reasonable endeavours to procure that the Company shall, deal with all questions and enquiries from holders of Options in a manner agreed between the Purchaser and the Principal Seller, in each case, acting reasonably.

5.	If, an Option is validly exercised and the holder acquires C Shares, the Principal Seller covenants to pay to the Purchaser an amount equal to 50% of the consideration negotiated in good faith (by the Purchaser in its sole discretion), and paid, by or on behalf of the Purchaser or its nominees for such C Shares having first deducted the aggregate exercise price paid by the holder of the Option to acquire such C Shares.

i

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ii

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This Agreement is made on 29 April 2005

between:

(1)	Reuters Limited a company incorporated in England whose registered office is at 85 Fleet Street, London EC4P 4AJ (the “Principal Seller”);

(2)	Blaxmill (Six) Limited a company incorporated in England whose registered office is at 85 Fleet Street, London EC4P 4AJ (“Blaxmill”);

(3)	Reuters C LLC a limited liability company incorporated in the state of Delaware, USA whose principal office is at The Reuters Building, 3 Times Square, New York, 10036, NY, USA (“Reuters C”);

(4)	Reuters America LLC a limited liability company incorporated in the state of Delaware, USA whose principal office is at The Reuters Building, 3 Times Square, New York, 10036, NY, USA (“Reuters America” and, together with the Principal Seller, Blaxmill and Reuters C, the “Sellers”); and

(5)	British Telecommunications plc a company incorporated in England whose registered office is at 81 Newgate Street, London, EC1A 7AJ (the “Purchaser”).

Whereas:

(A)	The parties entered into a share purchase agreement (the “SPA”) dated 9 March 2005 (the “SPA”) pursuant to which the Sellers agreed to sell and the Purchaser agreed to purchase the Shares on the terms and subject to the conditions set out therein.

(B)	The parties have agreed to amend the SPA as set out in this Agreement.

It is agreed as follows:

1.	Interpretation

Words and expressions defined in the SPA shall have the same meaning when used in this letter unless otherwise defined in this Agreement.

2.	Amendments to the SPA

The parties agree that, with effect from the date of this Agreement, the SPA shall be amended as follows:

2.1	in the definition of “Target Working Capital Amount” in Clause 1.1 of the SPA, the reference to “US$19.640 million” shall be replaced with “US$20.144 million”;

2.2	in Clause 3.1 of the SPA the reference to “US$203,604,000” shall be replaced with “US$203,100,000”;

2.3	in Clause 3.1(vi) [sic] of the SPA, the reference to “US$19,640,000” shall be replaced with “US$20,144,000”; and

2.4	Clause 12.2.1 of the SPA shall be deleted and replaced by the following as new clause 12.2.1:

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2

“The Principal Seller shall before Closing procure that the existing Directors’ and Officer’s liability insurance policy under which Group Companies and their directors and officers enjoy cover is extended for a period of two years from the Closing Date (the “Extended D&O Cover”) provided that (i) claims brought by members of the Sellers’ Post Closing Group and the Equant Group shall be excluded from the Extended D&O Cover and (ii) the Company has the right under the Extended D&O Cover (subject to the payment of applicable premiums and other reasonable terms and conditions) to renew such extended cover for at least two renewal periods of two years each. The Company will pay the cost of such extension and renewal. For the avoidance of doubt, nothing in this Clause 12.2.1 shall require the Principal Seller to make any payment in respect of premiums for the Extended D&O Cover or any renewal thereof. ”.

3.	Miscellaneous

Clauses 15.6, 15.13, 15.15, 15.16 and 15.17 of the SPA shall, mutatis mutandis, be incorporated into and form part of this Agreement.

4.	No other amendments

Save as amended by this Agreement, the SPA shall continue in full force and effect and, save where the context otherwise requires, any and every reference to “this Agreement”, “hereof”, “hereunder” and words of similar import shall be construed as a reference to the SPA as amended by this Agreement.

In witness whereof this Agreement has been duly executed

SIGNED by	/S/	JARED MILLAR
as attorney for Reuters Limited:

SIGNED by	/S/	JARED MILLAR
as attorney for Blaxmill (Six) Limited:

SIGNED by	/S/	JARED MILLAR
as attorney for Reuters C LLC:

SIGNED by	/S/	JARED MILLAR
as attorney for Reuters America LLC:

SIGNED by	/S/	NEIL ROGERS
on behalf of British Telecommunications plc:

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DATED 29 April 2005

Reuters Limited

Blaxmill (Six) Limited

Reuters C LLC

Reuters America LLC

and

British Telecommunications plc

AMENDMENT AGREEMENT

relating to a share purchase agreement
dated 9 March 2005

Slaughter and May
One Bunhill Row,
London, EC1Y 8YY
(JCXT/JCXH/RDZC)

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This Agreement is made on 26 May 2005

between:

(1)	Reuters Limited a company incorporated in England whose registered office is at 85 Fleet Street, London EC4P 4AJ (the “Principal Seller”);

(2)	Blaxmill (Six) Limited a company incorporated in England whose registered office is at 85 Fleet Street, London EC4P 4AJ (“Blaxmill”);

(3)	Reuters C LLC a limited liability company incorporated in the state of Delaware, USA whose principal office is at The Reuters Building, 3 Times Square, New York, 10036, NY, USA (“Reuters C”);

(4)	Reuters America LLC a limited liability company incorporated in the state of Delaware, USA whose principal office is at The Reuters Building, 3 Times Square, New York, 10036, NY, USA (“Reuters America” and, together with the Principal Seller, Blaxmill and Reuters C, the “Sellers”); and

(5)	British Telecommunications plc a company incorporated in England whose registered office is at 81 Newgate Street, London, EC1A 7AJ (the “Purchaser”).

Whereas:

(A)	The parties entered into a share purchase agreement dated 9 March 2005 (as amended by agreement dated 29 April 2005) (the “SPA”) pursuant to which the Sellers agreed to sell and the Purchaser agreed to purchase the Shares on the terms and subject to the conditions set out therein.

(B)	The SPA provides, among other things, for the basis and method of calculation of the Cash, Debt and the Working Capital Statement. Notwithstanding the provisions of the SPA, the parties have agreed each of the Cash Amount, the Debt Amount and the Working Capital Amounts but such agreement is not strictly on the basis of that, nor does its strictly use the method of calculation, set out in the SPA and, accordingly, the parties have agreed to amend the SPA as set out in this Agreement.

It is agreed as follows:

1.	Interpretation

Words and expressions defined in the SPA shall have the same meaning when used in this Agreement unless otherwise defined in this Agreement.

2.	Amendments to the SPA

The parties agree that, with effect from the date of this Agreement:

(A)	clause 1.1 of the SPA shall be amended as follows:

(i) the definition of “Cash Amount” shall be deleted in its entirety and replaced with the following:

““Cash Amount” means the sum of US$94,093,000;”;

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2

(ii)	the definition of “Debt Amount” shall be deleted in its entirety and replaced with the following:

““Debt Amount” means the sum of US$3,474,000;”;

(iii)	the definition of “Draft Cash, Debt and Working Capital Statement” shall be deleted in its entirety;

(iv)	the definition of “Working Capital Amount” shall be deleted in its entirety and replaced with the following:

““Working Capital Amount” means the sum of US$(66,192,640);”;

(B)	clauses 8.1, 8.2.1 and 8.2.3 of the SPA shall be deleted in their entirety; and

(C)	the words “Following agreement or determination of the Cash, Debt and Working Capital Statement, the sum of” shall be deleted from clause 8.2.2 and replaced with the words “The sum of”.

3.	Final Amount

For the avoidance of doubt and without prejudice to any other provision of this Agreement or the SPA, the Final Amount as defined in clause 8.2.2 of the SPA shall be US$218,743,360 and the amount payable pursuant to clause 8.3.1 of the SPA is US$15,643,360 and such amount is payable by the Purchaser to the Seller.

4.	Miscellaneous

Clauses 15.6, 15.13, 15.15, 15.16 and 15.17 of the SPA shall, mutatis mutandis, be incorporated into and form part of this Agreement.

5.	No other amendments

Save as amended by this Agreement, the SPA shall continue in full force and effect and, save where the context otherwise requires, any and every reference to “this Agreement”, “hereof”, “hereunder” and words of similar import shall be construed as a reference to the SPA as amended by this Agreement.

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3

In witness whereof this Agreement has been duly executed

SIGNED by	/S/	JARED MILLAR

as attorney for Reuters Limited:

SIGNED by	/S/	JARED MILLAR

as attorney for Blaxmill (Six) Limited:

SIGNED by	/S/	JARED MILLAR

as attorney for Reuters C LLC:

SIGNED by	/S/	JARED MILLAR

as attorney for Reuters America LLC:

SIGNED by	/S/	NEIL ROGERS

on behalf of British Telecommunications plc:

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DATED 26 May 2005

Reuters Limited

Blaxmill (Six) Limited

Reuters C LLC

Reuters America LLC

and

British Telecommunications plc

AMENDMENT AGREEMENT

     relating to a share purchase agreement
dated 9 March 2005, as amended by agreement
dated 29 April 2005

Slaughter and May
One Bunhill Row,
London, EC1Y 8YY
(JCXT/JCXH)